Exhibit 10.3
Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT THE INFORMATION HAS BEEN REDACTED.
MASTER OPERATIONS AND ECONOMICS AGREEMENT
BY AND AMONG
BCSS W JV INVESTMENTS (B), L.P.,
WMG BC HOLDCO LLC,
BEETHOVEN JV 1, LLC,
BEETHOVEN HOLDINGS 1, LLC,
BEETHOVEN FINANCING 1, LLC,
THE BCSS FUNDS AND THE WARNER PARENT, IN EACH CASE, SOLELY FOR THE PURPOSES OF SECTION 13.04, SECTION 13.05 AND SECTION 14.13
AND
EACH OTHER PERSON WHO BECOMES PARTY TO THIS AGREEMENT FROM TIME TO TIME PURSUANT TO A JOINDER AGREEMENT

June 29, 2025

TABLE OF CONTENTS
Page
ARTICLE II ORGANIZATION AND STRUCTURE    19
Section 2.01    Structure    19
Section 2.02    Purpose    20
Section 2.03    Acquisition of In-Scope Catalogs by the Beethoven Entities    20
Section 2.04    Formation of Subsequent Beethoven Entities and their Subsidiaries    20
Section 2.05    Fiscal Year    21
Section 2.06    No State Law Partnership    21
ARTICLE III CONTRIBUTIONS AND MEMBERS    21
Section 3.01    Capital Commitments    21
Section 3.02    Interest Payments    24
Section 3.03    Withdrawals    25
Section 3.04    Capital Accounts    25
Section 3.05    No Obligations for Other Members    25
Section 3.06    No Deficit Restoration Obligation    25
ARTICLE IV MANAGEMENT OF THE BEETHOVEN ENTITIES    26
Section 4.01    Management of the Beethoven Entities    26
Section 4.02    Resignations; Board Vacancies; Removal    27
Section 4.03    Business Opportunities; Competition    27
Section 4.04    Initial Public Offering    30
Section 4.05    Budgets    33
ARTICLE V DISTRIBUTIONS    33
Section 5.01    Distributions Generally    33
Section 5.02    Distribution Priority    33
Section 5.03    Distributions of Securities    34
Section 5.04    Withholding Tax Payments and Obligations    35
Section 5.05    Tax Advances    36
ARTICLE VI ALLOCATIONS    37
Section 6.01    General Application    37
Section 6.02    Loss Limitation    37
Section 6.03    Special Allocations    37
Section 6.04    Transfer of Membership Interests    38
Section 6.05    Tax Allocations    38
ARTICLE VII TAX MATTERS    39
Section 7.01    Consistency    39
i

Section 7.02    Tax Returns    39
Section 7.03    Representation of the Beethoven Tax Partnership in Tax Matters    39
Section 7.04    Accounting Methods; Elections    41
Section 7.05    Partnership Status    41
Section 7.06    Confidentiality    42
ARTICLE VIII TRANSFERS    43
Section 8.01    Transfers of Interests    43
Section 8.02    Permitted and Prohibited Transfers    45
Section 8.03    Permitted Transfer Procedures    45
Section 8.04    Liquidity Right and Right of First Offer    46
Section 8.05    Member Tag-Along Right    52
Section 8.06    Drag-Along Right    54
Section 8.07    Indirect Transfers    56
Section 8.08    Back Leverage    56
ARTICLE IX DISSOLUTION; LIQUIDATION    56
Section 9.01    Dissolution    56
Section 9.02    Final Accounting    57
Section 9.03    Liquidation    57
Section 9.04    Cancellation of Certificate    58
ARTICLE X TERMINATION    58
Section 10.01    Termination    58
Section 10.02    Effect of Termination    58
ARTICLE XI AMENDMENTS; NOTICES; BOOKS AND RECORDS; REPORTS    59
Section 11.01    Amendments by the Members    59
Section 11.02    Method for Notices    59
Section 11.03    Books and Records    59
Section 11.04    Reports to Members    59
ARTICLE XII CERTAIN COVENANTS OF THE MEMBERS    61
Section 12.01    Warehouse Facility Compliance    61
Section 12.02    Securitization Financing    61
Section 12.03    Intellectual Property    62
Section 12.04    Employee Services    62
Section 12.05    Hedging    63
ARTICLE XIII REPRESENTATIONS AND WARRANTIES    63
Section 13.01    Representations by Beethoven 1    63
Section 13.02    Representations by the BCSS Member    64
Section 13.03    Representations by the Warner Member    64
ii

Section 13.04    Representations by the BCSS Funds    65
Section 13.05    Representations by the Warner Parent    65
Section 13.06    Representations by the Beethoven Entities    66
ARTICLE XIV GENERAL PROVISIONS    66
Section 14.01    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    66
Section 14.02    Counterparts    67
Section 14.03    Construction; Headings    67
Section 14.04    Severability    67
Section 14.05    Successors and Assigns    67
Section 14.06    Entire Agreement    68
Section 14.07    No Third-Party Beneficiaries    68
Section 14.08    Remedies and Waivers    68
Section 14.09    Specific Performance    68
Section 14.10    Public Announcements    68
Section 14.11    Aggregation of Rights    69
Section 14.12    Non-Recourse Parties    69
Section 14.13    Equity Commitment and Guarantees.    70

Exhibit A    Initial Capital Commitments
Exhibit B    Form of Certificate of Formation
Exhibit C    Illustrative Structure Chart
Exhibit D    Form of Joinder Agreement
Exhibit E    Form of Beethoven Topco LLC Agreement
Exhibit F-1    Form of Warner Services Agreement
Exhibit F-2    Form of Bain Services Agreement
Exhibit G    Form of Beethoven Financing Subsidiary LLC Agreement
Exhibit H    Form of Distribution Agreement
Exhibit I    Form of Administration Agreement
Exhibit J    Form of Commercial Agreement Side Letters
Exhibit K    Form of Capital Call Notice

Schedule 8.04(a)(ii)    Qualified Firms
Schedule 14.13(a)        BCSS Funds Allocation Percentage

iii

MASTER OPERATIONS AND ECONOMICS AGREEMENT
This MASTER OPERATIONS AND ECONOMICS AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of June 29, 2025 (the “Effective Date”), by and among (a) BCSS W JV Investments (B), L.P., a Delaware limited partnership, (together with its Permitted Transferees, the “BCSS Member”); (b) WMG BC Holdco LLC, a Delaware limited liability company (together with its Permitted Transferees, the “Warner Member”); (c) solely for purposes of Section 13.04 and Section 14.13, (i) Bain Capital Special Situations Asia II, L.P., a Delaware limited partnership, (ii) Bain Capital Special Situations Europe II SCSp, a société en commandite spéciale formed under the laws of Luxembourg, (iii) Bain Capital Credit Managed Account (VFMC), L.P., a Cayman Islands exempted limited partnership, (iv) Bain Capital GSS 2022 (A), L.P., a Delaware limited partnership, (v) Bain Capital GSS 2022 (B), SCSp, a société en commandite spéciale formed under the laws of Luxembourg, (vi) Point Lonsdale Fund, L.P., a limited partnership formed under the laws of Alberta, Canada, (vii) Bain Capital Special Situations Managed Account (N), L.P., a Delaware limited partnership, (viii) Bain Capital Special Situations Managed Account (CLP), L.P., a Delaware limited partnership, (ix) Bain Capital Credit Managed Account (BC), L.P., a Delaware limited partnership ((i) through (ix), each, a “BCSS Fund” and collectively, the “BCSS Funds”) and (x) BCSS W GP LLC, a Delaware limited liability company (the “BCSS GP”); (d) solely for purposes of Section 13.05 and Section 14.13, WMG Acquisition Corp., a Delaware corporation (the “Warner Parent”); (e) Beethoven JV 1, LLC, a Delaware limited liability company (“Beethoven 1”); (f) Beethoven Holdings 1, LLC, a Delaware limited liability company, a direct, wholly owned subsidiary of Beethoven 1 (“Beethoven Holdings 1”); (g) Beethoven Financing 1, LLC, a Delaware limited liability company, a direct, wholly owned subsidiary of Beethoven Holdings 1 (“Beethoven Financing 1”); (h) each other Entity that is formed by the Members to directly or indirectly hold In-Scope Catalogs pursuant to the terms of this Agreement and that becomes a party to this Agreement from time to time pursuant to a Joinder Agreement (Beethoven 1, Beethoven Holdings 1, Beethoven Financing 1, together with such other Entities, the “Beethoven Entities” and each, a “Beethoven Entity”); and (i) any Person that acquires Interests who becomes party to this Agreement from time to time pursuant to a Joinder Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Article I.
W I T N E S S E T H:
WHEREAS, on the Effective Date, the BCSS Member and the Warner Member wish to set forth the rights, entitlements, liabilities and obligations with respect to each Member’s ownership of Beethoven 1, and in furtherance thereof, the BCSS Member and the Warner Member wish to enter into (a) that certain Amended and Restated Limited Liability Company Agreement of Beethoven 1 (such limited liability company agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Beethoven 1 LLC Agreement”) and (b) this Agreement, which, taken together with the Beethoven 1 LLC Agreement, are intended by the Members to serve as the “limited liability company agreement” of Beethoven 1 within the meaning of Section 18-101(9) of the Delaware Act for all such purposes;

WHEREAS, from time to time, in accordance with the terms and conditions of this Agreement, the Members may form additional Beethoven Entities; and
WHEREAS, the Members intend that the rights, entitlements, liabilities and obligations contained in this Agreement and each of the Beethoven Limited Liability Company Agreements for all of the Beethoven Entities whether now or in the future formed (a) be determined on an aggregated or disaggregated basis, as applicable in accordance herein or therein, across all of the Beethoven Entities collectively; (b) reflect, embody and constitute a tax partnership between the Members for federal, and applicable state and local, income tax purposes (the “Beethoven Tax Partnership”); and (c) be treated as the “partnership agreement” within the meaning of Section 761 of the Code governing the Beethoven Tax Partnership for all such purposes, and that each Beethoven Entity be treated as a disregarded entity of the Beethoven Tax Partnership within the meaning of Regulations Section 301.7701-3(b)(ii) for all such purposes.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, each Beethoven Entity and the Beethoven Tax Partnership, each intending to be legally bound, agree as follows:
Article I

DEFINITIONS
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Administration Agreement” means an exclusive administration agreement by and among (a) W Chappell Music Corp. d/b/a WC Music Corp., Warner-Tamerlane Publishing Corp., W.C.M Music Corp. and Warner Chappell Music, Inc. d/b/a Warner Geometric Music (collectively, the “Warner Admin Parties”), and Beethoven Financing 1, dated as of the Effective Date, (b) the Warner Admin Parties and another Beethoven Financing Subsidiary, dated as of a future date, or (c) collectively, the Administration Agreements referred to in the foregoing clauses (a) and (b), in each case, as the context requires.
“Admin Agreement Side Letter” means that certain side letter related to the Administration Agreement, by and among (a) the Warner Admin Parties and Beethoven

Financing 1, dated as of the Effective Date, (b) another Beethoven Financing Subsidiary and the Warner Admin Parties, dated as of a future date, or (c) collectively, the Admin Agreement Side Letters referred to in the foregoing clauses (a) and (b), in each case, as the context requires.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and the term “Affiliated” shall have a correlative meaning; provided, that for purposes of this Agreement, (a) none of the Beethoven Entities nor any of their Subsidiaries shall be deemed to be an Affiliate of any of the Members or any of their respective Affiliates; (b) other than for purposes of Section 3.02(b)(iii) of the Beethoven Topco LLC Agreements, none of Access Industries, Inc., any of its investment funds, investments or managed vehicles or any Subsidiary or portfolio company thereof (other than Warner Music Group Corp. and its Subsidiaries) (collectively, the “Access Parties”) shall be considered an Affiliate of the Warner Member; and (c) no portfolio company of Bain Capital shall be considered an Affiliate of the BCSS Member; provided, that notwithstanding the foregoing, (i) for purposes of Section 3.02(b)(iii) of the Beethoven Topco LLC Agreements, Affiliates of the BCSS Member shall include portfolio companies of Bain Capital Special Situations, LP and (ii) for purposes of Section 4.03(b), Affiliates of the BCSS Member shall include (and shall only include) Bain Capital Special Situations, LP and funds managed or advised by Bain Capital Special Situations, LP and their Subsidiaries (in each case excluding portfolio companies of any of the foregoing as of the Effective Date).
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Applicable Rate” means [***].
“Authorized Representative” has the meaning set forth in Section 7.06.
“Available Cash” means, as of any date of determination, (a) the aggregate amount of cash, cash equivalents or marketable securities of the Beethoven Tax Partnership including the Beethoven Entities and their Subsidiaries, determined on a consolidated basis, minus (b) the aggregate amount of Reserves of the Beethoven Tax Partnership including the Beethoven Entities and their Subsidiaries, determined on a consolidated basis to be necessary by the Board in accordance with the terms set forth in the definition of Reserves herein.
“Back Leverage” means one or more good faith incurrences of indebtedness (including any loan, fund financing, back leverage or other debt financing arrangement), including to banks or financial institutions as collateral or security for loans, advances or extensions of credit.
“Back Leverage Lender” means any lender (including any entity acting as administrative agent or collateral agent for any such lender(s)) in connection with any Back Leverage that is a bank, a financial institution, a pension fund, a sovereign wealth fund or another investment fund that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt securities in the ordinary course.

“Bain Services Agreement” means that certain services agreement, by and among (a) Beethoven 1, Beethoven Holdings 1 and Beethoven Financing 1 and Bain Capital Credit, LP, dated as of the Effective Date, (b) Bain Capital Credit, LP and a Beethoven Topco and its Subsidiaries, including the Beethoven Financing Subsidiaries, dated as of a future date, or (c) collectively, the Bain Services Agreements referred to in the foregoing clauses (a) and (b), in each case, as the context requires.
“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance, in each case, as may be amended from time to time.
“BCSS Exclusivity Period” has the meaning set forth in Section 8.04(b).
“BCSS Exit Notice” has the meaning set forth in Section 8.04(a).
“BCSS Forced Sale” has the meaning set forth in Section 8.04(a)(iv).
    “BCSS Forced Sale Period” has the meaning set forth in Section 8.04(a)(iv).
“BCSS Funds” has the meaning set forth in the introductory paragraph hereof.
“BCSS Manager” has the meaning set forth in Section 4.01(a)(i).
“BCSS Member” has the meaning set forth in the introductory paragraph hereof.
“BCSS Observer” has the meaning set forth in Section 4.01(e)(i).
“BCSS Permitted Transferee” has the meaning set forth in Section 8.02(b).
“BCSS Sale Interests” has the meaning set forth in Section 8.04(a).
“BCSS to Warner Definitive Agreement” has the meaning set forth in Section 8.04(a)(i).
“BCSS to Warner Exchange Date” has the meaning set forth in Section 8.04(a)(ii).
“BCSS to Warner Sale” has the meaning set forth in Section 8.04(a).
“BCSS Value” means the Fair Market Value as proposed by the BCSS Member for the BCSS Sale Interests or the Warner Sale Interests, as applicable, in accordance with Section 8.04.
“Beethoven 1” has the meaning set forth in the introductory paragraph hereof.
“Beethoven 1 LLC Agreement” has the meaning set forth in the recitals.
“Beethoven Entity” has the meaning set forth in the introductory paragraph hereof.
“Beethoven Financing 1” has the meaning set forth in the introductory paragraph hereto.

“Beethoven Financing 1 LLC Agreement” means that certain limited liability company agreement of Beethoven Financing 1, dated as of the Effective Date.
“Beethoven Financing Subsidiaries” means Beethoven Financing 1, Beethoven Holdings 1 and those Beethoven Entities formed as a direct or indirect Subsidiary of a Beethoven Topco as and when required by Section 2.04.
“Beethoven Financing Subsidiary LLC Agreements” has the meaning set forth in Section 2.04.
“Beethoven Holdings 1” has the meaning set forth in the introductory paragraph hereto.
“Beethoven Holdings 1 LLC Agreement” means that certain limited liability company agreement of Beethoven Holdings 1, dated as of the Effective Date.
“Beethoven Limited Liability Company Agreements” means, collectively, the Beethoven Topco LLC Agreements and the Beethoven Financing Subsidiary LLC Agreements.
“Beethoven Tax Partnership” has the meaning set forth in the recitals.
“Beethoven Topco” means those Beethoven Entities that are sister entities of Beethoven 1 and formed by the Members under this Agreement as and when required by Section 2.04.
“Beethoven Tax Partnership Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d), determined with respect to the Beethoven Tax Partnership in its entirety.
“Beethoven Topco LLC Agreements” has the meaning set forth in Section 2.04.
“Blocker Entity” means any Entity that is taxable as a corporation for Federal income tax purposes that was formed to hold, and that (directly or indirectly) holds (and has held since the date of its formation) no assets other than Interests or cash and cash equivalents, and has (and has had since the date of its formation) no liabilities or obligations other than any shareholder loans and any liabilities or obligations arising directly out of such Interests.
“Board” means, the Board of Managers of each Beethoven Topco, with references herein to the “Board” referring to the Boards of all Beethoven Topcos, collectively, or individually, as the context requires.
“Board Observers” has the meaning set forth in Section 4.01(e)(ii).
“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or Boston, Massachusetts are authorized or required by law to close. For any period that is measured in Business Days, if the scheduled termination of such period would fall on a day that is not a Business Day, then the termination of such period shall be deferred until the next succeeding Business Day.

“Business Opportunities” has the meaning set forth in Section 4.03(a).
“Capital Account” has the meaning set forth in Section 3.04(a).
“Capital Call” has the meaning set forth in Section 3.01(b)(i).
“Capital Call Notice” has the meaning set forth in Section 3.01(b)(iv).
“Capital Contribution” means, with respect to any Class A Unit in respect of any Beethoven Topco, the amount of money or the fair market value (as determined by the Board; provided, that no such determination shall treat any Class A Member differently from any other Class A Member in respect of the same contribution) of any property (other than money) contributed to any Beethoven Topco in respect of such Class A Unit. The Capital Contribution applicable to each Class A Unit shall be adjusted by the Board in good faith simultaneously across all of the Beethoven Topcos to account for the effect of any recapitalization events (which recapitalization shall have identical impact across all Beethoven Topcos).
“Capital Contribution Percentage” means, with respect to any Member, a fraction, expressed as a percentage, the numerator of which is equal to the aggregate Capital Contributions made by such Member to all of the Beethoven Topcos and the denominator of which is equal to the aggregate Capital Contributions made by all Members to all of the Beethoven Topcos.
“Class A Contribution” has the meaning set forth in Section 3.01(a)(i).
“Class A Member” means, collectively, the Class A-1 Members and Class A-2 Members.
“Class A Units” means, collectively, the Class A-1 Units and Class A-2 Units.
“Class A-1 Member” means, as of any date of determination, a holder of Class A-1 Units.
“Class A-1 Unit” means an Interest designated as a Class A-1 Unit in respect of any Beethoven Topco, having the rights and obligations specified in this Agreement and the applicable Beethoven Topco LLC Agreement.
“Class A-1 Unit Liquidation Preference” means, with respect to any Class A-1 Unit, as of any date of determination, (a) the sum of (i) the Capital Contribution made in respect of such Class A-1 Unit and (ii) any accrued and unpaid Class A-1 Unit Return associated with such Class A-1 Unit, less (without duplication) (b) any amounts previously distributed by the applicable Beethoven Topco pursuant to this Agreement and the applicable Beethoven Topco LLC Agreement in respect of such Class A-1 Unit. For purposes of computing the foregoing, all distributions made in respect of a Class A-1 Unit shall first be treated as made in payment of any accrued and unpaid Class A-1 Unit Return, and only after the Class A-1 Unit Return has been paid in full shall distributions in respect of such Class A-1 Unit be treated as reducing the foregoing clause (a)(i). The Class A-1 Unit Liquidation Preference (and the components thereof) applicable to any Class A-1 Unit shall be adjusted by the Board in good faith to account for the effect of any recapitalization events. For purposes of calculating the foregoing, all Class A-1 Units shall be treated as if they were issued by a single entity and all distributions made by the

Beethoven Entities shall be treated as if they are made by such single entity and distributed pursuant to Section 5.01 and Section 5.02, on an aggregated basis.
“Class A-1 Unit Return” means, with respect to any Class A-1 Unit, as of any date of determination, an amount equal to the sum of (a) the accrued and unpaid Class A-1 Unit Yield for each applicable period from the date of issuance through the close of the immediately prior Fiscal Year and (b) the accrued and unpaid Class A-1 Unit Yield in respect of such Class A-1 Unit for the then-current Fiscal Year.
“Class A-1 Unit Yield” means, with respect to any Class A-1 Unit, as of any date of determination, an accrual at a rate per annum equal to the Applicable Rate on the Class A-1 Unit Liquidation Preference for such Class A-1 Unit, accruing from the date of issuance and determined as of the end of the immediately prior Fiscal Year (or, if a Fiscal Year end has not passed since the date of issuance of such Class A-1 Unit, the date of issuance), accruing on a daily basis and compounding as of the end of each Fiscal Year and equitably adjusted to account for distributions actually made within any Fiscal Year in accordance with the terms and conditions hereof.
“Class A-2 Member” means, as of any date of determination, a holder of Class A-2 Units.
“Class A-2 Unit” means an Interest designated as a Class A-2 Unit in respect of any Beethoven Topco, having the rights and obligations set forth in this Agreement and the applicable Beethoven Topco LLC Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Agreements” means, collectively, the Administration Agreement and the Distribution Agreement.
“Commercial Agreement Side Letters” means that certain Admin Agreement Side Letter and that certain Distribution Agreement Side Letter.
“Commitment Period” means a period of [***] beginning on the Effective Date.
“Commitment Termination” has the meaning set forth in Section 3.01(a)(i).
“Control”, “Controlled” and “Controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of at least 50% of voting Securities, by contract or otherwise.
“Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq., as amended and in effect from time to time).
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial allocation method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that in the case of clause (b) of this definition, if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board. For clarity, Depreciation shall be computed on an aggregate basis across all of the Beethoven Entities by reference to the assets held by the Beethoven Tax Partnership collectively.
“Distribution Agreement” means (a) that certain distribution agreement by and between the Beethoven Financing 1 and Warner Music Inc., dated as of the Effective Date, (b) a distribution agreement by and between another Beethoven Financing Subsidiary and Warner Music Inc., dated as of a future date, or (c) collectively, the Distribution Agreements referred to in the foregoing clauses (a) and (b), in each case, as the context requires.
“Distribution Agreement Side Letter” means that certain side letter related to the Distribution Agreement, by and among (a) Beethoven Financing 1 and Warner Music Inc., dated as of the Effective Date, (b) another Beethoven Financing Subsidiary and Warner Music Inc., dated as of a future date, or (c) collectively, the Distribution Agreement Side Letters referred to in the foregoing clauses (a) and (b), in each case, as the context requires.
“Drag-Along Member” has the meaning set forth in Section 8.06(a).
“Drag-Along Notice” has the meaning set forth in Section 8.06(b).
“Drag-Along Sale” has the meaning set forth in Section 8.06(a).
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other legal entity or organization.
“Equity Securities” means Class A Units or other Interests or equity Securities of any of the Beethoven Entities or their Subsidiaries or other Securities or instruments exercisable for or convertible into equity interests in such Beethoven Entity or any of its Subsidiaries, or to accept Capital Contributions.
“Exit Committee” has the meaning set forth in Section 8.04(c)(i).

“Fair Market Value” means with respect to the BCSS Sale Interests or the Warner Sale Interests, as applicable, [***].
“FMV Equity Value” means the total equity value of the Beethoven Entities and their Subsidiaries, assuming a willing buyer and a willing seller, calculated using customary valuation techniques (such as EBITDA and other applicable multiples and discounted cash flow principles of valuation) and assuming such value takes into account all material facts concerning such Beethoven Entities and their Subsidiaries and their respective businesses.
“Federal” has the meaning set forth in Section 14.03.
“Fiscal Year” has the meaning set forth in Section 2.05.
“Funding Percentage” means, with respect to a Member, as applicable, as of the time of the funding of a particular Capital Call, a fraction, expressed as a percentage, the numerator of which is equal to such Member’s Remaining Commitment and the denominator of which is equal to the sum of the Remaining Commitments of all Members at such time.
“GAAP” means generally accepted accounting principles in the United States of America, as consistently applied by WMG or a successor Entity thereof.
“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any arbitral tribunal; or (f) official of any of the foregoing.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows (with all determinations of the Gross Asset Value of any asset being determined by the Board in good faith and in accordance with the terms of this Agreement):
(a)    the Gross Asset Value of any asset contributed by a Member to the Beethoven Tax Partnership is the gross fair market value of such asset as determined at the time of contribution;
(b)    the Gross Asset Value of all Beethoven Tax Partnership assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account) as determined by the Board as of the following times: (i) the acquisition of any additional Interests by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Beethoven Tax Partnership to a Member of more than a de minimis amount of property as consideration for any Interests; (iii) the grant of any Interests (other than a de minimis number of Interests) as consideration for the provision of services to or for the benefit of the Beethoven Tax Partnership by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (iv) the liquidation of the Beethoven Tax Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (v) at such other times as determined by the Board and otherwise permitted by applicable law or the Regulations; provided, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Beethoven Tax Partnership;
(c)    the Gross Asset Values of such assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Net Income” and “Net Loss” or Section 6.03; provided, that Gross Asset Values shall not be adjusted pursuant to this clause (c) to the extent that an adjustment pursuant to clause (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (c);
(d)    if the Gross Asset Value of any Beethoven Tax Partnership asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account) as determined by the Board, acting in good faith and in accordance with the terms of this Agreement; and
(e)    if the Gross Asset Value of a Beethoven Tax Partnership asset has been determined or adjusted pursuant to clause (a), clause (b) or clause (c) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.
For clarity, for all Federal, and all applicable state and local, income tax purposes each of the assets held by any Beethoven Entity shall be treated as held by the Beethoven Tax Partnership collectively as reflected in the Beethoven Tax Partnership formed by virtue of this Agreement and the Beethoven Limited Liability Company Agreements, and the foregoing definition of “Gross Asset Values” shall be interpreted accordingly.
“Imputed Underpayment Amount” has the meaning set forth in Section 7.03(a).
“Indebtedness” of any Person means, without duplication (whether contingently or otherwise) (a) indebtedness of such Person for borrowed money, whether secured or unsecured, and whether or not evidenced by bonds, debentures, notes, other debt securities or other instruments, and indebtedness of such Person issued or, without duplication, incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness of such Person evidenced by any note, bond, debenture or other debt security; (c) payment obligations of such Person in respect of any financial hedging arrangements or similar agreements; (d) required lease payments under leases that have been, or should be, recorded as capital leases in accordance with GAAP; (e) any payment obligations under conditional sale or other title retention agreement relating to property purchased by such Person; (f) obligations of such Person under any performance bond or letter of credit or similar arrangement; and (g) obligations of such Person under any guarantees, pledges, liens, mortgages or security interests with respect to any Person other than any Beethoven Entity or their Subsidiaries in respect of any of the items set forth in clauses (a) through (f).
“Independent Valuator” has the meaning set forth in Section 8.04(a)(ii).
“Independent Valuator Notice” has the meaning set forth in Section 8.04(a)(ii).
“Information Representative” means the manages, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants and other advisors, agents and representatives of a Member in each case, subject to customary confidentiality arrangements with such Persons regarding such information.
“Initial Commitment” has the meaning set forth in Section 3.01(a)(i).
“Initial Commitment Amount” means an amount equal to the “Initial Commitment Amount” set forth opposite such Member’s name on Exhibit A.
“Initial Public Offering” means an initial firm commitment underwritten public offering that is registered under the Securities Act of 1933 and which results in the equity interests of the IPO Entity being listed on the New York Stock Exchange or Nasdaq Stock Market.
“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or unregistered, including all: (a) patents and patent applications (including reissues, divisions, extensions, provisionals, continuations and continuations-in-part) and registered designs; (b) trade secrets, confidential or nonpublic proprietary information, know-how, inventions (whether patentable or not), proprietary processes, specifications, protocols and designs; (c) trademarks, service marks, trade dress, trade names, logos, slogans, business identifiers, brands, social media identifiers and related accounts, and any and all goodwill associated with and symbolized by the foregoing items (collectively, “Marks”); (d) Internet domain name registrations; (e) copyrights and other right in works of authorship and mask works; (f) software, databases and data sets; (g) moral rights and economic rights of authors and inventors and (h) all registrations, applications, issuances and extensions of any of the foregoing with any Governmental Body or domain name registrar.
“In-Scope Catalogs” has the meaning set forth in each of the Beethoven Topco LLC Agreements.
“Interest” means, collectively, the rights, entitlements, liabilities and obligations of each Member under this Agreement together with the membership units and any other limited liability company units or other Equity Securities of the applicable Beethoven Topcos (or all Beethoven Topcos in aggregate, as the context requires), including the Class A Units issued as of the Effective Date, and any Class A Units and any other class or series of limited liability company units that may be issued from time to time following the Effective Date in accordance with the terms of this Agreement and the applicable Beethoven Topco LLC Agreement (or all Beethoven Topco LLC Agreements in the aggregate, as the context requires).

“IPO Entity” means any Beethoven Entity or any other Entity formed to facilitate the consummation of an Initial Public Offering or a registered public offering of indirect interests in the Beethoven Entities or all or substantially all of the assets of the Beethoven Entities and their Subsidiaries, taken as a whole.
“IPO Initiating Person” has the meaning set forth in Section 4.04(a).
“IPO Notice” has the meaning set forth in Section 4.04(a).
“IRR” shall mean an annually compounded internal rate of return calculated according to Microsoft Excel’s X-IRR feature unless otherwise mutually agreed by the BCSS Member and the Warner Member. In determining the IRR, the following shall apply: (a) all distributions (other than Tax Advances) shall be deemed to have been made on the day on which such distributions were actually made; (b) all distributions shall be based on the amount distributed prior to the application of any United States federal, state, local or foreign taxation; (c) all Capital Contributions shall be deemed to have been made on the day on which such Capital Contributions were actually made; (d) the rates of return shall be per annum rates; (e) Tax Advances shall be deemed to have been made on the day on which such Tax Advances were set off against any subsequent distributions paid to a Member pursuant to Section 5.02 (provided, that, the last sentence of Section 5.05(b) shall only apply with respect to subsequent distributions made pursuant to Section 5.02(a)); and (f) all amounts shall be calculated on an annually compounded basis and on the basis of a 365-day year.
“IRR Threshold” means, for purposes of a BCSS to Warner Sale contemplated by Section 8.04, the point in time at which the Class A-1 Members have actually received (and/or are deemed to have received based on the hypothetical distribution waterfall in respect of the BCSS Sale Interests in accordance with Section 8.04 (based on the payment of the closing sale proceeds of such BCSS to Warner Sale) and as contemplated by the definition of “Fair Market Value”) aggregate distributions of any nature ([***]) from the Beethoven Topcos and their respective Subsidiaries representing an IRR equal to [***] on all Capital Contributions made by the Class A-1 Members.
“IRR Threshold Distribution Split” has the meaning set forth in Section 5.02(a)(iii).
“IRS” means the U.S. Internal Revenue Service.
“Joinder Agreement” has the meaning set forth in Section 2.04.
“Legal Requirements” means all foreign, federal, state or local laws, common laws, statutes, ordinances, executive orders, rules, regulations, orders, judgments, administrative orders, decrees, directives, administrative or judicial decisions and any other executive, legislative, regulatory or administrative proclamations, of any Governmental Body, to which the applicable Beethoven Entity, any Subsidiary thereof or any Member or its Affiliates is subject.
“Liquidator” has the meaning set forth in Section 9.03(b).

“Liquidity Event” has the meaning set forth in Section 5.02(a).
“Manager” means a member of the Board in which exclusive operation and control of the business and affairs of the Beethoven Topcos shall be vested.
“Management Reporting” has the meaning set forth in Section 11.04(a)(v).
“Member” means any Person admitted to the applicable Beethoven Topco as a “Member” from time to time in accordance with the terms of this Agreement and the applicable Beethoven Topco LLC Agreement and shall exclude (for the avoidance of doubt) any Person who ceases to be a Member pursuant to the terms set forth in the applicable Beethoven Topco LLC Agreement and this Agreement.
“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4), determined with respect to the Beethoven Tax Partnership in its entirety.
“Member Parties” has the meaning set forth in Section 4.03(a).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Beethoven Tax Partnership Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Member Tag-Along Notice” has the meaning set forth in Section 8.05(b).
“Member Tag-Along Right” has the meaning set forth in Section 8.05(a).
“Member Tag-Along Transaction” has the meaning set forth in Section 8.05(a).
“Music Publishing Business” means the Subsidiaries and assets of WMG and its Affiliates constituting the music publishing segment, as defined in WMG’s financial statements. At any point in time in which music publishing is not a reported segment of WMG or a successor entity thereof, “Music Publishing Business” shall refer to the business that was previously included in this segment by WMG.
“Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Beethoven Tax Partnership’s taxable income or taxable loss, for such Fiscal Year or period, determined on an aggregate basis across all of the Beethoven Entities and in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments (without duplication):
(a)    any income of the Beethoven Tax Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such income or loss;

(b)    any expenditures of the Beethoven Tax Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any Beethoven Tax Partnership asset is adjusted pursuant to clause (b) or (c) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
(d)    any gain or loss resulting from any disposition of Beethoven Tax Partnership property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;
(f)    to the extent an adjustment to the adjusted tax basis of any Beethoven Tax Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss; and
(g)    any items which are specially allocated pursuant to the provisions of Section 6.03 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Beethoven Tax Partnership income, gain, loss, or deduction available to be specially allocated pursuant to the provisions of Section 6.03 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.
“Non-Partnership Representative Member” means any current Member who, for the applicable tax period, is not the Partnership Representative.
“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2), determined with respect to the Beethoven Tax Partnership in its entirety.
“Non-Recourse Party” means, with respect to a Member, any of such Member’s former, current and future equityholders, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future equityholder, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing) (in each case, except a Member).

“Officer” has the meaning set forth in the applicable Beethoven Limited Liability Company Agreement.
“Operating Company” means a company that is actively engaged in, and has the infrastructure to support, signing new artists or songwriters.
“Partnership Representative” means, for each taxable year of the Beethoven Tax Partnership, a Person designated by, and that is affiliated with, the Member that is entitled to appoint a majority of the Managers pursuant to Section 4.01 of this Agreement, to act in the capacity of the “partnership representative” (as such term is defined under the BBA Rules) of the Beethoven Tax Partnership and any Person as may be similarly designated by such partnership representative as the “designated individual” (as such term is defined under the BBA Rules) of the Beethoven Tax Partnership, and, in each case, any such similarly designated Person serving in any similar role, as applicable, within the meaning of the Code, the Regulations and applicable U.S. state, local or non-U.S. tax law.
“Permitted Transfer” has the meaning set forth in Section 8.02.
“Permitted Transferee” has the meaning set forth in Section 8.02.
“Person” means any individual or Entity and the successors in interest and permitted assigns of such Person.
“Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal as the “base rate” on corporate loans at large money center commercial banks. If The Wall Street Journal no longer publishes the “base rate”, or the Board determines in good faith that the rate so published no longer accurately reflects an accurate determination of the prevailing prime rate, the Board may select a reasonably comparable source to use as the basis for the Prime Rate.
“Prohibited Transferees” has the meaning set forth in Section 8.02(c).
“Proposed Transferee” has the meaning set forth in Section 8.05(a).
“Proposed Transferor” has the meaning set forth in Section 8.05(a).
“Qualified Firm” has the meaning set forth in Section 8.04(a)(ii).
“Regulations” means the Federal tax regulations promulgated under the Code.
“Remaining Commitment” means, with respect to any Member, the amount, at any time of determination, by which such Member’s Initial Commitment exceeds the total Capital Contributions previously made by such Member pursuant to Section 3.01.
“Reserves” means, on a quarterly basis, an aggregate amount across all of the Beethoven Entities of $1,000,000 plus the amount required to be maintained by the Beethoven Entities and their Subsidiaries by the terms of the Warehouse Facility or other definitive agreements governing the Indebtedness of the Beethoven Entities and/or their Subsidiaries and any amounts required to be maintained by the Beethoven Entities and their Subsidiaries in order to comply with applicable Legal Requirements, including Section 18-607 of the Delaware Act; provided, that the Reserves amount may be increased from time to time to the extent necessary or appropriate, as determined reasonably and in good faith by the Board, to satisfy when due, the bona fide liabilities and obligations of the Beethoven Entities and their Subsidiaries incurred not in breach of this Agreement or the applicable Beethoven Limited Liability Company Agreement (other than bona fide liabilities and obligations of the Beethoven Entities and their Subsidiaries in respect of a judgment or claim (but not settlements, which must be entered into in accordance with this Agreement or the applicable Beethoven Topco LLC Agreement) actually due and payable by the Beethoven Entities or their Subsidiaries in the reasonable good faith determination of the Board) so as to permit the Beethoven Entities and their Subsidiaries to satisfy such liabilities and obligations as they become due, determined after taking into account all sources of income and other sources of payment available to and reasonably be expected to be received by the Beethoven Entities or any Subsidiary thereof as well as known and contingent liabilities of the Beethoven Entities or their Subsidiaries.
“Right of First Business Opportunity” has the meaning set forth in Section 4.03(b).
“Sale of the Company” means any (a) merger, consolidation or other business combination of, or other direct or indirect Transfer of the Interests in, the Beethoven Topcos (or Equity Securities of any of their Subsidiaries that alone or together represent all or substantially all of the Beethoven Entities’ and their Subsidiaries’ consolidated assets, taken as a whole) or any successor to any of the foregoing or other person owning or holding substantially all of the consolidated assets of the Beethoven Entities and their Subsidiaries, taken as a whole (a “Successor Entity”), including by virtue of the sale or disposition of interests in any Blocker Entity, in each case, that results in the owners of a majority of the Class A Units of the Beethoven Topcos (in the aggregate) ceasing to own, directly or indirectly, at least 50% of the Class A Units of the Beethoven Topcos (in the aggregate) (or the equity interests of any Subsidiary or Subsidiaries of the Beethoven Entities) or the equity interests of any such Successor Entity or, in the case of any merger, consolidation or other business combination, the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions or (b) other sale or other disposition in one or a series of related transactions of all or substantially all of the assets of the Beethoven Entities and their Subsidiaries, taken as a whole.
“SEC” means the United States Securities and Exchange Commission.
“Securities” means any shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not.
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Securitization Agents” has the meaning set forth in Section 12.02(b).
“Securitization Financing” means a financing of the assets of the Beethoven Entities and their Subsidiaries in a bankruptcy-remote securitization structure designed to achieve investment grade ratings for the senior debt raised in such financing consistent (to the extent commercially reasonable) with precedent investment-grade rated music securitization transactions, and the proceeds of which will be used in whole or in part to refinance the initial debt financing obtained by the Beethoven Entities and their Subsidiaries. For the avoidance of doubt, the Securitization Financing may provide for joint and several liability, cross-borrowing, cross guarantees and cross collateralization across the Beethoven Entities.
“Securitization Trigger” has the meaning set forth in Section 12.02(a).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the company, partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination. Subsidiary shall also mean, with respect to the Beethoven Entities, each Beethoven Entity and each of their direct and indirect Subsidiaries. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or Control any managing member, manager, general partner or similar Controlling Person, or shall have the right to elect a majority of the board of managers or similar body, of such limited liability company, partnership, association or other business entity.
“Successor Entity” has the meaning set forth in the definition of “Sale of the Company”.
“Tag-Along Participants” has the meaning set forth in Section 8.05(b).
“Tag Interests” has the meaning set forth in Section 8.05(b).
“Tax Advance” has the meaning set forth in Section 5.05(a).
“Tax Indemnified Parties” has the meaning set forth in Section 5.04(e).
“Tax Proceeding” has the meaning set forth in Section 7.03(e).
“Tax Rate” means the highest hypothetical combined Federal, state, and local tax rates for a corporate resident of New York City, New York (including any tax under Section 1411 of the Code) applicable to income and gain attributable to the Beethoven Tax Partnership, taking into account (where relevant) the holding period of assets held by the Beethoven Tax Partnership, the year in which such income or gain is recognized by the Beethoven Tax Partnership and the character of such income or gain.
“Termination for Cause” means the termination of the Administration Agreement pursuant to Section 1.2(a) thereof or termination of the Distribution Agreement pursuant to Section 10(b)(iii) thereof.
“Transfer” means, as a noun, any direct, indirect or synthetic transfer, sale, assignment, gift or other disposition and, as a verb, to directly or indirectly or synthetically, voluntarily or involuntarily, transfer, sell, assign, gift, or otherwise dispose of, including any transfer by operation of law, including by way of merger, reverse merger, consolidation, amalgamation, spin-off or other business combination or in connection with the enforcement of or foreclosure on any pledge, lien, encumbrance, mortgage or security interest, and any Transfer of equity Securities of an Entity that is owned by a Member and whose primary asset, directly or indirectly, is ownership of Interests in a Beethoven Topco, shall be deemed to constitute a “Transfer” of Interests. For the avoidance of doubt, no pledge, grant, encumbrance or other hypothecation of any Interests to a Back Leverage Lender, or the enforcement of or foreclosure on any pledge, lien, encumbrance, mortgage or security interest by a Back Leverage Lender shall be deemed a “Transfer” of Interests. The terms “Transferee”, “Transferor” and other similar terms shall have correlative meanings.
“Transferor Member” has the meaning set forth in Section 8.03.
“Transferor Tag Notice” has the meaning set forth in Section 8.05(b).
“Unrestricted Subsidiary Cap” means, with respect to each Beethoven Entity and each Subsidiary thereof, such Entity owning or holding assets constituting part of the Music Publishing Business in excess of ten percent (10.0%) of the total assets constituting the Music Publishing Business.
“WMG” means Warner Music Group Corp., a Delaware corporation.
“Warehouse Facility” means that certain credit and security agreement, dated as of June 29, 2025, by and among the Beethoven Financing Subsidiaries, the lenders party thereto, and The Bank of New York Melon as administrative agent and collateral agent, which such facility shall be secured by music assets owned by Beethoven Entities.
“Warner Admin Parties” has the meaning set forth in the definition of “Administration Agreement”.
“Warner Debt Documents” means (a) that certain Credit Agreement, dated November 1, 2012, by and among the Warner Parent, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto (as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time); (b) that certain Credit Agreement, dated January 31, 2018, by and among the Warner Parent, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto (as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time); and (c) that certain Indenture, dated June 29, 2020, by and among Warner Parent, Wells Fargo Bank, National Association, a national banking association, as trustee, and JPMorgan Chase Bank, N.A., as notes authorized representative and collateral agent (as such indenture may be amended, restated, amended and restated, modified or supplemented from time to time).
“Warner Exclusivity Period” has the meaning set forth in Section 8.04(a).
“Warner Exit Notice” has the meaning set forth in Section 8.04(b).
“Warner Forced Sale” has the meaning set forth in Section 8.04(b)(iv).
“Warner Forced Sale Period” has the meaning set forth in Section 8.04(b)(iv).
“Warner Funding Default” means both (a) the Warner Member or any of its Permitted Transferees fail to make a Class A Contribution as required by Section 3.01(b) at a time when required to do so by a Capital Call that has not been withdrawn or cancelled by the Board and the Warner Member or its Permitted Transferees fail to cure such failure within twenty (20) Business Days after notice from the applicable Beethoven Topco or the BCSS Member of such failure (or such shorter time as may be required by such definitive agreement) and (b) the BCSS Member has delivered a written election to the Warner Member declaring such Warner Funding Default.
“Warner Manager” has the meaning set forth in Section 4.01(a)(ii).
“Warner Member” has the meaning set forth in the introductory paragraph hereof.
“Warner Observers” has the meaning set forth in Section 4.01(e)(ii).
“Warner Parent” has the meaning set forth in the introductory paragraph hereof.
“Warner Permitted Transferee” has the meaning set forth in Section 8.02(a).
“Warner Sale Interests” has the meaning set forth in Section 8.04(b).
“Warner Services Agreement” means that certain services agreement, by and among (a) Beethoven 1, Beethoven Holdings 1 and Beethoven Financing 1 and Warner Music Inc., dated as of the Effective Date, (b) Warner Music Inc. and a Beethoven Topco and its Subsidiaries, including the Beethoven Financing Subsidiaries, dated as of a future date, or (c) collectively, the Warner Services Agreements referred to in the foregoing clauses (a) and (b), in each case, as the context requires.
“Warner Solo Funding Event” has the meaning set forth in Section 3.01(b)(ii).

“Warner to BCSS Definitive Agreement” has the meaning set forth in Section 8.04(b)(i).
“Warner to BCSS Exchange Date” has the meaning set forth in Section 8.04(b)(ii).
“Warner to BCSS Sale” has the meaning set forth in Section 8.04(b).
“Warner Value” means the Fair Market Value as proposed by the Warner Member for the BCSS Sale Interests or the Warner Sale Interests, as applicable, in accordance with Section 8.04.
Article II

ORGANIZATION AND STRUCTURE
Section 2.01Structure. As of the Effective Date, (a) the BCSS Member and the Warner Member are Members of Beethoven 1 and party to the Beethoven 1 LLC Agreement, (b) Beethoven 1 is the sole member of Beethoven Holdings 1 and party to the Beethoven Holdings 1 LLC Agreement, and (c) Beethoven Holdings 1 is the sole member of Beethoven Financing 1 and party to the Beethoven Financing 1 LLC Agreement. From time to time, in accordance with the terms and conditions of this Agreement, the Members and Beethoven Topcos may form, in accordance with Section 2.04, additional Beethoven Entities, each of which shall be governed by limited liability company agreements that (i) in the case of Beethoven Topcos, have terms substantially identical to the Beethoven 1 LLC Agreement and provide each Member with substantially identical rights, entitlements, liabilities and obligations relative to those rights, entitlements, liabilities and obligations such Member has in the Beethoven 1 LLC Agreement and (ii) in the case of the Beethoven Financing Subsidiaries, have terms substantially identical to the Beethoven Financing 1 LLC Agreement and the Beethoven Holdings 1 LLC Agreement, and in respect of which the sole member of such Beethoven Financing Subsidiary, shall have substantially identical rights, entitlements, liabilities and obligations relative to those rights, entitlements, liabilities and obligations Beethoven 1 has, directly or indirectly, in the Beethoven Holdings 1 LLC Agreement and the Beethoven Financing 1 LLC Agreement. The Members acknowledge and agree that such rights, entitlements, liabilities and obligations in respect of the Beethoven Entities shall be determined on an aggregate basis across the entirety of the Beethoven Tax Partnership, consolidating each of the Beethoven Entities and their Subsidiaries, and which Beethoven Topcos shall otherwise be substantially identical and such Beethoven Financing Subsidiaries shall otherwise be substantially identical other than with respect to the individual assets held by each Beethoven Entity. The Members intend that each Beethoven Entity shall at all times qualify as an “Unrestricted Subsidiary” as defined in the Warner Debt Documents.
Section 2.02Purpose. This Agreement, together with the limited liability company agreement of the applicable Beethoven Topco, is intended by the Members to serve as the “limited liability company agreement” of each such Entity for all purposes under the Delaware Act (for the avoidance of doubt, the “limited liability company agreement” of each Beethoven Financing Subsidiary or subsidiary thereof shall be the limited liability company of such entity and this Agreement shall not form a part thereof for all purposes under the Delaware Act). The purpose of this Agreement is to govern the affairs of each Beethoven Entity and the conduct of their respective businesses and to set forth the rules governing (a) when the Members will form additional Beethoven Entities, including Beethoven Topcos and Beethoven Financing Subsidiaries, and the process associated with doing so, and (b) the aggregation and disaggregation, as applicable, of certain rights, entitlements, liabilities and obligations across the Beethoven Entities as set forth more fully herein.

Section 2.03Acquisition of In-Scope Catalogs by the Beethoven Entities. Each Beethoven Entity shall have the right to acquire, or cause its Subsidiaries to acquire, In-Scope Catalogs in the manner and subject to the terms, conditions and obligations set forth in this Agreement and such Entity’s limited liability company agreement; provided, that no Beethoven Entity or any Subsidiary thereof shall purchase In-Scope Catalogs if doing so would be reasonably likely to result in such Entity failing to qualify as an Unrestricted Subsidiary under the terms of the Warner Debt Documents, including if such acquisition would be reasonably likely to result in such Entity exceeding the Unrestricted Subsidiary Cap. If the prospective purchase of an In-Scope Catalog is expected to cause a Beethoven Entity or any of its Subsidiaries to exceed the Unrestricted Subsidiary Cap, the Members shall form one or more new Beethoven Entities to acquire all or a portion of such In-Scope Catalog to ensure that the Unrestricted Subsidiary Cap is not so exceeded. In addition, the Board may elect to re-allocate assets of the Beethoven Tax Partnership among the Beethoven Entities and their Subsidiaries in a manner such that no such Entity exceeds the Unrestricted Subsidiary Cap.
Section 2.04Formation of Subsequent Beethoven Entities and their Subsidiaries. From time to time following the Effective Date, the Members shall form additional Beethoven Topcos, and shall cause the Beethoven Topcos to form additional Beethoven Financing Subsidiaries, in each case, by the filing of a Certificate of Formation with the Delaware Secretary of State substantially in the form attached hereto as Exhibit B, such that each Beethoven Topco and its Beethoven Financing Subsidiaries are structured in a manner consistent with the illustrative structure chart attached hereto as Exhibit C. Upon formation of additional Beethoven Entities, (a) each Beethoven Topco shall execute and deliver (i) a joinder agreement, substantially in the form attached hereto as Exhibit D to become party to this Agreement (a “Joinder Agreement”), (ii) a limited liability company agreement, substantially in the form attached hereto as Exhibit E (together with the Beethoven 1 LLC Agreement, the “Beethoven Topco LLC Agreements”), (iii) a Warner Services Agreement, substantially in the form attached hereto as Exhibit F-1, and (iv) a Bain Services Agreement, substantially in the form attached hereto as Exhibit F-2; (b) each Beethoven Financing Subsidiary shall execute and deliver (i) a Joinder Agreement to become party to this Agreement, (ii) a limited liability company agreement, substantially in the form attached hereto as Exhibit G (together with the Beethoven Financing 1 LLC Agreement and the Beethoven Holdings 1 LLC Agreement, the “Beethoven Financing Subsidiary LLC Agreements”), (iii) a Warner Services Agreement, (iv) a Bain Services Agreement, and (v) to the extent such Beethoven Financing Subsidiary is being formed for the purpose of owning or holding legal title to In-Scope Catalogs, (A) a Distribution Agreement, substantially in the form attached hereto as Exhibit H, (B) an Administration Agreement, substantially in the form attached hereto as Exhibit I, and (C) Commercial Agreement Side Letters, substantially in the form attached hereto as Exhibit J; and (c) the Members shall, as applicable, countersign and cause their respective Affiliates (as applicable) to countersign each such agreement described in the foregoing clauses (a) and (b) and deliver such countersigned copies to the Beethoven Entity that is party to such agreement.
Section 2.05Fiscal Year. Unless otherwise required by the Code and applicable Regulations, the fiscal year of each Beethoven Entity shall end on September 30 unless otherwise determined from time to time by the Board (the “Fiscal Year”) and the tax year of each Beethoven Entity shall be as determined from time to time by the Board.
Section 2.06No State Law Partnership. The Members intend that the arrangements contemplated by this Agreement and the Beethoven Limited Liability Company Agreements not constitute or be deemed to be a state law partnership (including a limited partnership) or state law joint venture, and that no Member (or any Affiliate thereof) or Manager constitute or be deemed to be a partner, agent, or joint venturer of any other Member or Manager, for any purposes other than, as contemplated by Section 7.05, Federal, state, and local income tax purposes, and this Agreement shall not be construed, interpreted or applied to suggest otherwise.

Article III

CONTRIBUTIONS AND MEMBERS
Section 3.01Capital Commitments.
(a)Initial Commitment Amount.
(i)As of the Effective Date, each Member has committed to make cash Capital Contributions in an aggregate amount across all of the Beethoven Topcos equal to the “Initial Commitment Amount” set forth opposite such Member’s name on Exhibit A (such Member’s “Initial Commitment”), which shall be used by the Beethoven Topcos or a Subsidiary thereof to fund the purchase of In-Scope Catalogs. In exchange for any Capital Contributions to a Beethoven Topco pursuant to the Initial Commitments, the Beethoven Topco receiving such Capital Contribution shall issue to the contributing Member, Class A Units of such Beethoven Topco (each, a “Class A Contribution”) as set forth in this Section 3.01 (and such Capital Contribution shall be reflected opposite such Member’s name on Exhibit A, together with each of the Capital Contributions made by such Member across all Beethoven Topcos); [***]. Notwithstanding anything to the contrary contained herein or in the Beethoven Limited Liability Company Agreements, following a Commitment Termination, a Termination for Cause or a Warner Funding Default, no Beethoven Entity or its Subsidiary will, and the Board shall cause the Beethoven Entities and their Subsidiaries not to, make any acquisitions of In-Scope Catalogs (other than those acquisitions already committed to in writing prior to such Commitment Termination, Termination for Cause or a Warner Funding Default). In the event of a Termination for Cause or a Warner Funding Default, the Remaining Commitments of each of the Warner Member and the BCSS Member shall terminate (which shall reduce their respective Remaining Commitments to zero ($0.00)) without any further action by either Member. No Member shall be required to make any Capital Contributions in excess of its Initial Commitment Amount. However, subject to Section 3.02(b) of the applicable Beethoven Topco LLC Agreement, the Members shall have the right (but not the obligation) to make additional Capital Contributions to one or more Beethoven Topcos beyond their respective Initial Commitment Amounts (which for the avoidance of doubt shall be considered Class A Contributions) upon the approval of the Board (which shall include at least one (1) BCSS Manager) and in compliance with the other terms and conditions set forth in this Agreement and the applicable Beethoven Topco LLC Agreement. For the avoidance of doubt, in no event shall any Member be obligated at any time to make any Capital Contribution in excess of its Remaining Commitment as of the time of such Capital Call taking into account any amounts required to be funded pursuant to then-outstanding Capital Calls. The provisions of this Section 3.01 are intended solely to benefit the Members and, to the fullest extent permitted by applicable Legal Requirements, shall not be construed as conferring any benefit upon any creditor of any Beethoven Entity or any Subsidiary thereof, and no Member shall have any duty or obligation to any creditor of any Beethoven Entity or any Subsidiary thereof to make any additional Capital Contributions or to cause the Board of any Beethoven Entity to consent to the making of additional Capital Contributions.
(ii)From and after the Effective Date, for each Class A Contribution made by a Member to a Beethoven Topco pursuant to this Section 3.01, such Beethoven Topco shall issue to such Member the number of Class A Units equal to the amount of such Class A Contribution divided by $1,000, unless another value therefor is determined by the Board (which shall include at least one (1) BCSS Manager) (and such issuance shall be reflected opposite such Member’s name on Exhibit A, together with the number of Class A Units held by such Member across all Beethoven Topcos); provided, that, if (and only if) the Board proposes to issue Class A Units at a price per unit of $850 or less, such value is subject to the mutual agreement of the Members. If, following good faith discussions, the Members are unable to mutually agree on such proposed value or otherwise mutually agree on another value (which value as agreed by the

Members would be the final price per Class A Unit), then within ten (10) Business Days of the initiation of such discussion, the Members shall mutually select one of the Qualified Firms to determine the price per Class A Unit; provided further that the value per Unit of each Class A-1 Unit and Class A-2 Unit shall be the same. The determination of the price per Class A Unit by such Qualified Firm shall be final and binding on the Members. Notwithstanding the foregoing, if the value of a Class A Unit is submitted to a Qualified Firm in accordance with the foregoing, the Board may nevertheless issue such Class A Units prior to the final determination of the Qualified Firm at the value initially determined by the Board, subject to adjusting the number of Class A Units so issued if the Qualified Firm determines that the value of a Class A Unit is different than such initial value. Any such Class A Units issued to the BCSS Member (or any of its Affiliates or its or their respective Transferees) shall be Class A-1 Units and any such Class A Units issued to the Warner Member (or any of its Affiliates or its or their respective Transferees) shall be Class A-2 Units.
(b)Capital Calls.
(i)From time to time prior to the earliest of the funding in full of all Initial Commitments, a Commitment Termination, a Termination for Cause or a Warner Funding Default, upon approval of the Board (subject to Section 3.02(b) of the applicable Beethoven Topco LLC Agreement), a Beethoven Topco may call for Class A Contributions from the Members of such Beethoven Topco for any purpose consistent with the Beethoven Topco’s purposes as set forth in Section 2.05 of the applicable Beethoven Topco LLC Agreement (a “Capital Call”); provided, that, prior to issuing any Capital Call, the applicable Beethoven Topco and its Subsidiaries, including the Beethoven Financing Subsidiaries, shall be required, and the Board shall cause the applicable Beethoven Topco and its Subsidiaries, including the Beethoven Financing Subsidiaries, to use reasonable best efforts to utilize the maximum amount of funding available under the Warehouse Facility (or any refinancing thereof) for such purpose, and the amount of such Capital Call shall be limited to the amount of funds required for such purpose after utilizing the proceeds received pursuant to the Warehouse Facility (or any refinancing thereof). For the avoidance of doubt, Capital Calls shall only be issued by a Beethoven Topco in respect of the Initial Commitments, and any issuances of Interests in excess of such amounts shall be made subject to Section 3.03(a) in the Beethoven Topco LLC Agreements.
(ii)Each Capital Call shall be funded by the Members of the applicable Beethoven Topco by making a Class A Contribution equal to the product of (A) such Member’s Funding Percentage and (B) the amount of such Capital Call; provided, that (1) each such Member shall be permitted to arrange for an entity which qualifies as a Permitted Transferee of such Member to fund any Capital Call on behalf of such Member, and in the event such entity is not an existing Member, such entity shall execute and deliver a joinder agreement to the applicable Beethoven Limited Liability Company Agreement and a Joinder Agreement to this Agreement, and any other documents that the Board may reasonably request in order to become a Member of the applicable Beethoven Topco and a party hereto and in order to reflect that such entity shall have made the requested Class A Contribution and shall have the rights and obligations of a Member of the applicable Beethoven Topco and a party hereto and (2) in the event no BCSS Manager of the applicable Beethoven Topco voted in favor of a particular Capital Call, the BCSS Member shall promptly (and in no event later than the earlier of two (2) Business Days following such vote and five (5) Business Days following the issuance of the applicable Capital Call Notice) notify the applicable Beethoven Topco and the Warner Member in writing that it does not intend to fund such Capital Call, and, at the Warner Member’s sole discretion, following receipt of such notice from the BCSS Member, such Capital Call may be funded and a Class A Contribution equal to the total amount of such Capital Call may be made solely by the Warner Member solely if the full amount of such Capital Call is less than the then-remaining portion of the Warner Member’s Initial Commitment (such event, a “Warner Solo Funding Event”); provided, further, that after any such Warner Solo Funding Event, the BCSS Member shall disproportionately fund future Capital Calls (other than Capital Calls that the BCSS Member is not obligated to, and does not, fund in accordance with this clause (2)) until such time when the BCSS Member and the Warner Member have made Class A Contributions in amounts that are pro rata to their relative Initial Commitments.
(iii)[***].
(iv)Each validly approved Capital Call shall be made pursuant to a call notice, substantially in the form attached hereto as Exhibit K (each, a “Capital Call Notice”), executed by the applicable Beethoven Topco. Each Capital Call Notice shall specify (A) in reasonable detail the purpose of such Capital Call (which shall be a purpose consistent with the Beethoven Topco’s purposes as set forth in Section 2.02 of the applicable Beethoven Topco LLC Agreement) and (B) the amount of the Class A Contributions to be made by each Member pursuant to such Capital Call. Each Member shall make the Class A Contribution required by it pursuant to a Capital Call Notice within twenty (20) Business Days after such Capital Call Notice is delivered to the Members unless all of the Members waive such minimum period by unanimous consent. The time periods specified in this Section 3.01(b)(iv) for making Class A Contributions shall be automatically extended to the extent necessary to obtain any required regulatory approvals as described in Section 3.01(b)(v). The Board shall have the authority to withdraw any Capital Call Notice at any time prior to any required funding date set forth in such Capital Call Notice; provided, that if any Member has made a Capital Contribution in connection with such Capital Call prior to such withdrawal, the Capital Contribution shall, as promptly as practicable following such withdrawal, be returned to such Member.
(v)If any Member notifies the applicable Beethoven Topco or the Board of such Beethoven Topco determines within ten (10) Business Days after a Capital Call Notice is delivered to such Member that any regulatory approval or filing requiring the expiration of a waiting period is required prior to such Member making any Class A Contribution, then such Member shall not be required to make such Class A Contribution, and the Beethoven Topco shall not issue any Class A Units in respect of such Class A Contribution, until such approval has been obtained or such filing has been completed and any applicable waiting period has expired. The applicable Beethoven Topco and its Members shall use their commercially reasonable efforts to comply promptly with all applicable regulatory requirements related to obtaining such approvals and filings that any Member or the Board of such Beethoven Topco reasonably believes are required from time to time as a result of such Member’s interest in the Beethoven Topco. The applicable Beethoven Topco shall bear all documented and reasonable fees and expenses, including all filing fees, incurred by its Members in connection with such compliance.
Section 3.02Interest Payments. Except as otherwise expressly provided in this Agreement or in the applicable Beethoven Topco LLC Agreement, no interest shall be paid to any Member on any Capital Contributions. All Capital Contributions that are made in cash shall be denominated and payable in U.S. dollars.
Section 3.03Withdrawals. Except as expressly provided elsewhere in this Agreement, including in Article V and Article IX, no Member shall have any right (a) to withdraw as a Member from the any Beethoven Topco so long as such Member continues to hold any Interests; (b) to withdraw from any Beethoven Topco all or any part of such Member’s Capital Contributions; (c) to receive property other than cash in return for such Member’s Capital Contributions; or (d) to receive any distribution from any Beethoven Entity.

Section 3.04Capital Accounts.
(a)There shall be established and maintained for each Member a separate capital account (a “Capital Account”). There shall be added to the Capital Account of each Member (i) such Member’s Capital Contributions; (ii) such Member’s distributive share of Net Income and any item in the nature of income or gain that is specially allocated to such Member pursuant to Section 6.03; and (iii) the amount of any Beethoven Entity liabilities assumed by such Member or which are secured by any property distributed to such Member. There shall be subtracted from the Capital Account of each Member (A) the amount of any money, and the Gross Asset Value of any other property, distributed to such Member; (B) such Member’s distributive share of Net Loss and any item in the nature of loss or expense that is specially allocated to such Member pursuant to Section 6.03; and (C) the amount of any liabilities of such Member assumed by the Beethoven Entities or which are secured by any property contributed by such Member to the Beethoven Entities and which are not otherwise taken into account in the determination of the Capital Contributions of such Member.
(b)The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any liability for purposes of this Section 3.04, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. In the event that the Board shall determine that it is necessary or appropriate to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by a Beethoven Entity or the Members), the Board may make such modification. In addition, the Board shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement or the Beethoven Limited Liability Company Agreements not to comply with Regulations Section 1.704-1(b). The Capital Account balances of the Members shall be kept on the books and records of the Beethoven Entities and shall be updated from time to time by the Beethoven Entities to reflect any changes to any Member’s Capital Account in accordance with the terms of this Agreement.
Section 3.05No Obligations for Other Members. No Member or Affiliate of any Member shall have any liability or obligation, whether under Article III, Article IX, or otherwise, to make any Capital Contribution for or on behalf of any other party, it being the intent of the parties that all such Capital Contribution obligations are individual obligations of the relevant Members, and not joint or joint and several obligations of the Members.
Section 3.06No Deficit Restoration Obligation. At no time during the term of the Beethoven Tax Partnership or upon dissolution and liquidation thereof or thereafter shall a Member with a negative balance in its Capital Account have any obligation to the Beethoven Tax Partnership, any Beethoven Entity, any Subsidiary thereof or the other Members to restore such negative balance, except as may be required by non-waivable provisions of applicable Legal Requirements.

Article IV

MANAGEMENT OF THE BEETHOVEN ENTITIES
Section 4.01Management of the Beethoven Entities. The management, operation and control of the business and affairs of each Beethoven Topco shall be vested exclusively in or under the direction of a Board.
(a)Prior to a Termination for Cause or Warner Funding Default, each Board shall be composed of five (5) Managers, and the composition of such Boards shall be as follows:
(i)two (2) Managers designated by the BCSS Member (each, a “BCSS Manager”); and
(ii)three (3) Managers designated by the Warner Member (each, a “Warner Manager”).
(b)Following a Termination for Cause or Warner Funding Default, each Board shall be composed of seven (7) Managers, and the composition of such Boards shall be as follows:
(i)four (4) BCSS Managers; and
(ii)three (3) Warner Managers.
(c)Unless otherwise determined by the Board, the Beethoven Entities shall cause the board of directors or similar governing body of any Subsidiary of a Beethoven Entity to be member-managed or to have the BCSS Member and the Warner Member designate the directors or managers of such Subsidiary, as applicable, such that the composition of the Subsidiary board or similar governing body is directly proportionate to the composition of the Board.
(d)For the avoidance of doubt, the Boards of each Beethoven Topco shall at all times be comprised of the same individuals.
(e)Observer Rights.
(i)The BCSS Member shall be entitled to (A) designate one (1) non-voting observer to each Board and to each committee of each Board, if any (the “BCSS Observer”); (B) remove, or cause the removal of, any individual serving as a BCSS Observer; (C) substitute any individual serving as a BCSS Observer with another individual; and (D) in the event of a vacancy caused by the resignation or other cessation of service of a BCSS Observer, appoint a new BCSS Observer to fill such vacancy.
(ii)The Warner Member shall be entitled to (A) designate two (2) non-voting observers to each Board and to each committee of each Board, if any (the “Warner Observers” together with the BCSS Observer, the “Board Observers”); (B) remove, or cause the removal of, any individual serving as a Warner Observer; (C) substitute any individual serving as a Warner Observer with another individual; and (D) in the event of a vacancy caused by the resignation or other cessation of service of a Warner Observer, appoint a new Warner Observer to fill such vacancy.
(iii)Each Board Observer shall be entitled to attend all meetings of the Board (and any committees thereof, if any) and receive the same notices and materials that are delivered to all directors or committee members, as applicable; provided, that a Board Observer may be excluded from meetings or a portion thereof, and materials may be withheld (or provided to the Board Observer in redacted form) to the extent (and only to the extent) that the Beethoven Topco’s outside counsel determines in good faith that such exclusion, withholding or redaction is reasonably likely to be required (A) to preserve attorney-client privilege or (B) to avoid any circumstance where a Board Observer’s participation would reasonably be determined to violate governmental regulations or applicable Legal Requirements.
Section 4.02Resignations; Board Vacancies; Removal.
(a)Each Manager shall hold his or her office until his or her death, disability, retirement, resignation or removal or until his or her successor shall have been duly elected and qualified. A Manager may resign at any time by giving written notice to such effect to the Board. Any such resignation shall take effect at the time of the receipt of such notice or any later effective time specified in such notice and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.
(b)Subject to Section 4.01, (i) if any Warner Manager shall cease for any reason to serve as a Manager, the Warner Member shall have the sole right to cause the vacancy resulting thereby to be filled by another person designated by the Warner Member and (ii) if any BCSS Manager shall cease for any reason to serve as a Manager or if the number of BCSS Managers increases pursuant to Section 4.01(b)(i), the BCSS Member shall have the sole right to cause the vacancy resulting thereby to be filled by another person designated by the BCSS Member.
(c)Any removal from a Board of any Warner Manager shall be only at the written request of the Warner Member and any removal from a Board of any BCSS Manager shall be only at the written request of the BCSS Member. Upon the removal of any Manager, such Manager shall cease to be a “manager” (within the meaning of the Delaware Act).
(d)Each party hereto shall take all necessary action to carry out fully the provisions of Section 4.01 and the foregoing provisions of this Section 4.02 to ensure that each Board consists of the Managers that are duly appointed in accordance with such sections.
Section 4.03Business Opportunities; Competition.
(a)Subject to Section 4.03(b), to the fullest extent permitted by applicable Legal Requirement, each Beethoven Entity, on behalf of itself and its Subsidiaries, each of the Managers and each of the Members, hereby renounces any interest, duty or expectancy of the Beethoven Entities and their Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, potential economic advantages, relationships, transactions or investments (“Business Opportunities”) that are from time to time presented to any Member, any Manager and any of their respective Affiliates (except the Beethoven Entities or any of its Subsidiaries) (the “Member Parties”) even if the opportunity is one that any Beethoven Entity or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Member Party shall have no duty to communicate or offer such Business Opportunity to any Beethoven Entity or any of its Subsidiaries and, to the fullest extent permitted by applicable Legal Requirement, shall not be liable, including to the Beethoven Entities or any of their Subsidiaries, for breach of any fiduciary or other duty, as a Manager or otherwise, by reason of the fact that such Member Party pursues or acquires such Business Opportunity, directs such Business Opportunity to another Person or fails to present such Business Opportunity, or information regarding such Business Opportunity, to the Beethoven Entities or any of their Subsidiaries. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement (but subject to Section 7.06 and Section

4.03(b)) or in any agreement contemplated herein or applicable provision of law or equity or otherwise, except as the Board may otherwise agree in writing after the Effective Date:
(i)each Member Party will have the right: (A) to directly or indirectly engage in any business (including any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Beethoven Entities or any of their Subsidiaries) or invest, own or deal in equity securities of any other Person so engaged in any business; (B) to directly or indirectly do business with any artist, songwriter, rightsholder, representative or other third party that does business with any Beethoven Entity or any of their Subsidiaries; and (C) not to present potential Business Opportunities to the Beethoven Entities or any of their Subsidiaries, and to pursue, directly or indirectly, any such Business Opportunity for itself, and to direct any such Business Opportunity to another Person;
(ii)the Member Parties will have no duty (contractual or otherwise) to communicate or present any Business Opportunities to the Beethoven Entities or any of their Subsidiaries or to refrain from any actions permitted by Section 4.03(a)(i), and the Beethoven Entities, on their own behalf and on behalf of their Affiliates, hereby renounce and waive any right to require the Member Parties to act in a manner inconsistent with the provisions of this Section 4.03(a); and
(iii)no Member Party shall be liable, including to the Beethoven Entities or any of their Subsidiaries, for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 4.03(a) or by reason of its participation therein.
(b)Subject to the last sentence of this clause (b), until the Initial Commitment Amounts have been fully funded, the BCSS Member and the Warner Member shall offer to the Beethoven Entities and their Subsidiaries the right of first opportunity to acquire, directly or indirectly, all or any part of any In-Scope Catalog where the direct or indirect acquisition of the In-Scope Catalog being considered by the applicable Member or its Affiliates (and the Beethoven Entities or their Subsidiaries pursuant to this Section 4.03(b)) (i) [***]; and (ii) [***] (the “Right of First Business Opportunity”). [***].
(c)During the [***] from the time a Member offers the Beethoven Entities and their Subsidiaries the Right of First Business Opportunity, if the Beethoven Entities have determined to pursue such opportunity pursuant to Section 4.03(b), (i) the Beethoven Entities and their Subsidiaries shall pursue such opportunity in good faith and will not take any actions, or refrain from taking any actions, concerning any such transaction with the primary intention of delaying or preventing the consummation of such transaction and (ii) the Warner Member and the BCSS Member will not take any actions or refrain from taking any actions, concerning such transaction with the primary intention of avoiding any of the Warner Member’s or the BCSS Member’s obligations under Section 4.03(b).
Section 4.04Initial Public Offering.
(a)In respect of an Initial Public Offering that has received approval by each Board and such approvals as may be required pursuant to Section 3.02(b) of the Beethoven Topco LLC Agreements or has been initiated pursuant to Section 8.04(a) or Section 8.04(b) the Board of each approving Beethoven Topco shall provide each Member a written notice (an “IPO Notice”) that the Beethoven Entities have received a request to consummate an Initial Public Offering with respect to the Beethoven Tax Partnership. Following receipt of an IPO Notice, the Beethoven Entities and the Members shall use their reasonable best efforts to effect the Initial Public Offering as promptly as practicable following the receipt of the IPO Notice, and the IPO Entity shall be obligated to draft, submit and file a registration statement and amendments thereto on the applicable form and enter into customary agreements (on terms and conditions reasonably determined by the Board or the Members, as applicable (the “IPO Initiating Person”)), to effect the Initial Public Offering. The IPO Initiating Person shall have the right to control and direct the Initial Public Offering process, including by selecting the underwriters (and their roles) in connection with the Initial Public Offering. Each Member shall keep each other Member reasonably informed and allow such Member to reasonably participate in connection with the Initial Public Offering process.
(b)Notwithstanding anything to the contrary contained herein, in connection with an Initial Public Offering, and upon the request of the IPO Initiating Person, as applicable, each of the Members hereby agrees that it will, at the expense of the IPO Entity, take such action and execute such documents, including a customary registration rights agreement, as may reasonably be necessary to effect the Initial Public Offering, including taking all such actions and executing such documents as may be reasonably necessary to form or create the IPO Entity and to effect the Initial Public Offering and, upon the request of a Member holding its Interest through a Blocker Entity, each of the Members hereby agrees that it will take such action and execute such documents as may reasonably be necessary to merge or contribute such Blocker Entity into the IPO Entity in a tax-free transaction prior to the consummation of the Initial Public Offering. Furthermore, the Members will cooperate to structure an Initial Public Offering as tax-efficiently as possible, including through the use of an “Up-C” structure, and any amounts paid under a so-called “tax receivables agreement” or similar agreement shall be shared pro rata among the Members in proportion to the amount each such Member would receive under Section 9.03 at the time of the Initial Public Offering if the Beethoven Tax Partnership were to liquidate at such time (and the proceeds therefrom were distributed to the Members pursuant to Section 5.02(a)). In connection with forming, creating or continuing the IPO Entity, the IPO Initiating Person in its sole discretion and acting alone, and without the need for any action or consent of any other Person, may, as applicable, take any and all actions reasonably necessary or advisable to create and implement the Initial Public Offering, including: (i) merging, converting or consolidating the Beethoven Entities or any Subsidiary thereof into each other or into a new IPO Entity; (ii) transferring, domesticating or otherwise moving the Beethoven Entities, any Subsidiary thereof or the IPO Entity to another jurisdiction; (iii) assigning or transferring assets between Beethoven Entities in order to form a single IPO Entity; and (iv) taking such other steps as it deems necessary or advisable to create a suitable vehicle to be the IPO Entity and otherwise to facilitate the consummation of the Initial Public Offering, including, at the request of a Member, merging or contributing its Blocker Entity into the IPO Entity, in each case for the purpose of an offering of equity Securities of the IPO Entity for sale to the public in the Initial Public Offering. In connection with such Initial Public Offering, each Member shall be entitled to receive common stock of, or similar equity interests in, the IPO Entity or a related operating partnership with an economic value equal to the value (if any) that such Member would be entitled to receive on account of such Member’s Interests if the Beethoven Tax Partnership was liquidated pursuant to Section 9.03 (and the proceeds therefrom were distributed to the Members pursuant to Section 5.02(a)) at an implied aggregate equity valuation equal to the implied aggregate equity valuation of the IPO Entity in the Initial Public Offering based on the gross offering price (before underwriters’ discounts, commissions or similar fees) of the shares of common stock of, or similar equity interests in, the IPO Entity as set forth on the cover page of the final prospectus relating to the Initial Public Offering.
(c)If requested by the representative of the underwriters in connection with any underwritten Initial Public Offering, each Member hereby agrees not to sell or otherwise transfer or dispose of (except in accordance with exceptions, which shall include customary exceptions, agreed to by the representative of the underwriter or underwriters) any shares of common stock of, or similar equity interests in, the IPO Entity (except for any shares of common stock of, or similar equity interest in, the IPO Entity that are included in such registration statement) during the one hundred eighty (180)-day period following the effective date of a registration statement of the IPO Entity filed under the Securities Act or such shorter period as may be agreed by the representatives of the underwriters (such periods are subject to extension on customary terms if required by the representative of the underwriters to take into account the issuance or potential issuance of research or similar reports); provided that such agreement is subject to all executive officers and directors of the IPO Entity entering into similar agreements. If requested by the representative of the underwriters, the IPO Entity and the Members shall execute a separate agreement to the foregoing effect.
(d)Notwithstanding anything contained herein to the contrary, if the managing underwriter(s) of any underwritten Initial Public Offering advise(s) the IPO Entity and the Members selling shares of common stock or similar equity interests in the IPO Entity, in writing, that the aggregate number of shares of common stock or similar equity interests to be sold by the IPO Entity and such Members requested to be included in the Initial Public Offering exceeds the number of shares of common stock or similar equity interests that can be sold in such Initial Public Offering or that the number of shares of common stock or similar equity interests proposed to be included in any registration statement would adversely affect the price per share of the common stock or similar equity interests to be sold in such Initial Public Offering, then the aggregate number of shares of common stock or similar equity interests to be sold by the IPO Entity and common stock or similar equity interests to be sold by the Members shall be reduced to the amount recommended by such managing underwriter(s). Such reduction shall be achieved by, first, reducing, or eliminating if necessary, the shares of common stock or similar equity interests to be sold by the IPO Entity for its own account and then, if necessary, reducing the number of shares of common stock or similar equity interests requested to be included by the Members pro rata based on the number of shares of common stock or similar equity interests requested to be included in such Initial Public Offering; provided that the number of shares of common stock or similar equity interests to be sold by the Members shall not be reduced unless all other securities are first entirely excluded from the underwriting.
(e)In connection with the Initial Public Offering, the IPO Entity shall pay all customary registration and offering expenses incurred, regardless of whether the registration statement is declared effective or such offering is completed, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the common stock or similar equity interests to be sold in such Initial Public Offering); (iii) printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the common stock or similar equity interests to be sold in such Initial Public Offering in a form eligible for deposit with The Depository Trust Company and of printing prospectuses, supplements or amendments relating to any registration statement); (iv) internal expenses of the IPO Entity (including all salaries and expenses of its officers and employees performing legal or accounting duties in connection with such Initial Public Offering); (v) the fees and expenses incurred in connection with the listing of the common stock or similar equity interests to be sold in such Initial Public Offering; (vi) the fees and disbursements of legal counsel for the IPO Entity and customary fees and expenses for independent certified public accountants retained by the IPO Entity, including in connection with the preparation of comfort letters, and any transfer agent and registrar fees; (vii) the reasonable fees and disbursements of one (1) legal counsel for the BCSS Member and one (1) legal counsel for the Warner Member, in each case, to the extent participating in such Initial Public Offering; (viii) all applicable rating agency fees with respect to the common stock or similar equity interests to be sold in such Initial Public Offering; (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities; (x) all expenses related to the “road-show” for the Initial Public Offering, including all reasonable travel, meals and lodging expenses; (xi) the reasonable fees and expenses of any special experts retained by the IPO Entity in connection with such registration statement and Initial Public Offering; and (xii) any other fees and disbursements customarily paid by the issuers of securities. The IPO Entity shall have no obligation to pay any transfer taxes or underwriting, brokerage or other similar fees, discounts or commissions attributable to the sale of common stock or similar equity interests to be sold by the Members in such Initial Public Offering (which expenses shall be borne by the Members) or, except for the fees and disbursements described in clause (vii) or (x) above, out-of-pocket expenses borne by the Members or the underwriters.
(f)Notwithstanding anything to the contrary contained herein, Section 8.07 shall apply to any Initial Public Offering.
Section 4.05Budgets. No later than July 31 (or such other date determined by the Board) of each year starting in 2025, each Beethoven Topco shall deliver to its Board a business plan and budget for such Beethoven Topco and its Subsidiaries, including the Beethoven Financing Subsidiaries, for the following Fiscal Year for such Board’s approval; [***].
Article V

DISTRIBUTIONS
Section 5.01Distributions Generally. Except as otherwise expressly set forth in this Article V, and subject to the limitations on distributions set forth in this Agreement and any limitations imposed by applicable Legal Requirements, including Section 18-607 of the Delaware Act, or any contract or agreement binding on any Beethoven Entity or its Subsidiaries, the Members shall be entitled to receive distributions, when and as determined by the Board of each Beethoven Topco (subject to this Section 5.01, Section 5.02 and Section 5.05), out of funds of the Beethoven Entities legally available therefor.
Section 5.02Distribution Priority.
(a)Subject to Section 5.02(b), the Beethoven Topcos shall, and shall cause their respective Subsidiaries to, unless otherwise mutually agreed by the BCSS Member and the Warner Member, distribute to the Members, all Available Cash or other non-cash consideration generated with respect to the Beethoven Tax Partnership from any liquidation, sale of assets, issuance of securities, sale of securities, Sale of the Company, Initial Public Offering, or other similar transaction by the Beethoven Topcos or their Subsidiaries, including the Beethoven Financing Subsidiaries (each, a “Liquidity Event”), in each case, promptly following the consummation thereof, which, for the avoidance of doubt, shall, in each case, be net of any transaction expenses incurred by or on behalf of the Beethoven Topcos or their Subsidiaries, including the Beethoven Financing Subsidiaries, in connection with such Liquidity Event, solely as follows:
(i)first, to the Class A-1 Members, on a pro rata basis based on their relative Capital Contribution Percentages, until each Class A-1 Member has received in respect of each of its Class A-1 Units an amount equal to [***];
(ii)second, to the Class A-2 Members, on a pro rata basis based on their relative Capital Contribution Percentages, until the Class A-2 Members have received an aggregate amount equal to [***]; and
(iii)thereafter, subject to the last sentence of this Section 5.02(a), to the Class A-1 Members and the Class A-2 Members, pro rata based on their relative Capital Contribution Percentages.

Notwithstanding Section 5.02(a)(iii), solely for purposes of calculating “Fair Market Value” in connection with a BCSS to Warner Sale contemplated by Section 8.04, Section 5.02(a)(iii) shall be modified as follows:

    “(iii)    thereafter, to the Class A-1 Members and the Class A-2 Members, pro rata based on their relative Capital Contribution Percentages until such time as the IRR Threshold is met or deemed to have been met in accordance with the definition thereof and, at and after such time, [***] to the Class A-1 Members and [***] to the Class A-2 Members (the “IRR Threshold Distribution Split”).

[***].

Section 5.03Distributions of Securities. The Board of each Beethoven Topco is authorized to make distributions to the Members as permitted by this Agreement and such Beethoven Topco’s LLC Agreement in the form of Securities or other property received or otherwise held by the applicable Beethoven Topco; provided, that, in the event of any such non-cash distribution, such Securities or other property shall be valued at the fair market value (as determined by the Board) and shall be distributed to the Members in the same proportion that cash received upon the sale of such Securities or other property at such fair market value would have been distributed pursuant to Section 5.02.
Section 5.04Withholding Tax Payments and Obligations. In the event that withholding or other taxes are paid or required to be paid on behalf of a Member in respect of amounts distributed by any Beethoven Topco or paid to any Beethoven Entity, or income or gain allocated by, the Beethoven Tax Partnership, such payments or obligations shall be treated as follows:
(a)Payments to the Beethoven Entities. If any Beethoven Topco or any Subsidiary thereof, including any Beethoven Financing Subsidiary, receives proceeds or allocations in respect of which a tax has been withheld or paid in respect of any Member, such Beethoven Topco or such Subsidiary, as applicable, shall be treated as having received cash in an amount equal to the amount of such tax, and, for all purposes of this Agreement, subject to Section 5.04(d), each Member shall be deemed to have received a distribution pursuant to Section 5.02 equal to the portion of such tax allocable to such Member, as determined by the Board taking into account the rights and entitlements of each Member in respect of the Beethoven Tax Partnership under this Agreement and each Beethoven Limited Liability Company Agreement.
(b)Payments by the Beethoven Entities. The Beethoven Topcos and each of their Subsidiaries, including the Beethoven Financing Subsidiaries, are authorized to withhold from any payment made to, received in respect of, or any distributive share of, a Member, any taxes required by applicable Legal Requirements to be withheld, and in such event, subject to Section 5.04(d), such taxes shall be treated as if an amount equal to such withheld taxes had been paid to the Member in respect of its Interests rather than paid over to the applicable taxing authority.
(c)Overwithholding. No Beethoven Topco, any Subsidiary thereof, including any Beethoven Financing Subsidiary, any Manager, any Officer or any employee of any Beethoven Entity or any Subsidiary thereof shall be liable for any excess taxes withheld in respect of any Member’s Interest, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Body.

(d)Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 5.04(a) or Section 5.04(b) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the applicable Beethoven Topco withholding such amounts with interest on demand at the lesser of (i) the Prime Rate in effect from time to time plus two percent (2%), compounded quarterly, and (ii) the highest rate per annum permitted by law. The Board may either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.
(e)Indemnity. In the event that any Beethoven Topco, any Subsidiary thereof, including any Beethoven Financing Subsidiary, any Manager, any Officer or any employee of any Beethoven Entity or any Subsidiary thereof (the “Tax Indemnified Parties”) becomes liable as a result of a failure to withhold or remit taxes in respect of, or with respect to any Imputed Underpayment Amount allocable to, any Member, then, unless such liability arises out of the gross negligence or willful misconduct of any such Person, without limiting (but without duplication of) any indemnification obligation of such Member under Article IV of any Beethoven Topco LLC Agreement, such Member shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the applicable Tax Indemnified Parties in respect of all taxes, including interest and penalties, and any reasonable expenses incurred in any examination, determination, resolution and payment of such liability.
(f)Tax Forms. Each Member shall have delivered a duly completed and executed IRS Form W-9 to each other Member as of the Effective Date or, in connection with the admission of a new Member under this Agreement, as of the date of such new Member’s admission.
(g)Survival. The provisions contained in this Section 5.04 shall survive the termination of this Agreement, the Beethoven Limited Liability Company Agreements, and the Beethoven Tax Partnership, as well as the Transfer of any Interest and the withdrawal of any Member.
Section 5.05Tax Advances.
(a)If, with respect to any Member for any Fiscal Year (i) an amount equal to the income allocated to such Member pursuant to this Agreement (or a good faith estimate thereof) in respect of such Fiscal Year, multiplied by the Tax Rate, exceeds (ii) the aggregate amount of cash distributions or expected cash distributions to such Member in respect of such Fiscal Year pursuant to Section 5.02, each Beethoven Topco shall, and shall cause their respective Subsidiaries to, solely to the extent of Available Cash at such Beethoven Topco and its respective Subsidiaries, and unless and to the extent the Board reasonably determines in good faith that such action would render such Beethoven Entities insolvent (in which event the Board of each other Beethoven Topco shall make such adjustments as may be necessary to permit Tax Advances from such other Beethoven Topcos and their respective Subsidiaries without rendering such other Beethoven Topcos and their respective Subsidiaries insolvent to give effect to this Section 5.05), is restricted by the Warehouse Facility, would be in violation of the Delaware Act, or the Warner Member and the BCSS Member otherwise mutually agree, make an advance (a “Tax Advance”) to such Member in an amount up to the aggregate excess tax liability of such Member computed on the basis of the Tax Rate at such times as is necessary in order to permit the Member to pay taxes on its share of the Beethoven Tax Partnership’s taxable income (including quarterly estimated taxes of such Member). If the amount of the Tax Advance made pursuant to this Section 5.05 is less than the aggregate excess tax liability of the Members, any

Tax Advance made pursuant to this Section 5.05 shall be made to all the Members in proportion to their respective shares of the excess tax liability.
(b)All Tax Advances made to a Member in respect of any period beginning on or following the Effective Date shall be treated as an advance against, and thus reduce, the amount of the next succeeding distribution or distributions which would otherwise have been paid to such Member pursuant to Section 5.02. To the extent that an amount otherwise distributable to a Member is so applied, it shall be treated for all purposes hereof (except for purposes of this Section 5.05) as if such amount had actually been distributed to such Member pursuant to Section 5.02(a)(iii).
Article VI

ALLOCATIONS
Section 6.01General Application. Except as explicitly provided elsewhere herein, Net Income or Net Loss (and, as may be necessary or appropriate, items thereof), as applicable, for a Fiscal Year or other applicable period shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.03, the Capital Account of each Member immediately after making such allocation is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Member pursuant to Section 9.03(c) if the Beethoven Tax Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Beethoven Tax Partnership liabilities were satisfied (limited in the case of each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Beethoven Entities were distributed in accordance with Section 9.03(c) to the Members immediately after making such allocations minus (b) such Member’s share of Beethoven Tax Partnership Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. The Board shall be entitled to adjust the allocations of Net Income and Net Loss to take into account any of the economic provisions of this Agreement, including the timing and amount of actual distributions to the Members; provided that any such adjustment shall not affect the amount distributable to a Member pursuant to this Agreement.
Section 6.02Loss Limitation. Notwithstanding anything to the contrary in Section 6.01, the amount of items of the Beethoven Tax Partnership’s expense and loss allocated pursuant to Section 6.01 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year or other applicable period, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 6.02 shall be allocated first to Members who would not have an Adjusted Capital Account Deficit pro rata in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members pro rata based on their respective Capital Contribution Percentages.
Section 6.03Special Allocations.
(a)Regulatory Compliance. The provisions of Section 3.04, Section 6.01, Section 6.02 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In furtherance of the foregoing, Section 704 of the Code and the Regulations thereunder, including the provisions of such Regulations addressing qualified income offset, minimum gain chargeback requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)), are hereby incorporated by reference.
(b)Modification of Allocations. The allocations set forth in Section 6.01, Section 6.02 and this Section 6.03 are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions of this Article VI, the Board shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Regulations; (ii) to allocate properly Net Income and Net Loss to those Members that bear the economic burden or benefit associated therewith; or (iii) to otherwise cause the Members to achieve the objectives underlying this Agreement as reasonably determined by the Board.  If there are any changes after the date of this Agreement in applicable tax law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Members not to achieve in any material respect the economic objectives underlying this Agreement, the Board may in its discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.
Section 6.04Transfer of Membership Interests.
(a)In the event of a Transfer of all or a portion of any Member’s Interests (in accordance with the provisions of this Agreement and each Beethoven Topco LLC Agreement), the admission of an additional Member (in accordance with the provisions of this Agreement and each Beethoven Topco LLC Agreement) or any other event which constitutes a “variation” within the meaning of Section 706 of the Code, Net Income, Net Losses and Beethoven Tax Partnership tax items shall be determined by the Board using any permissible method under Section 706 of the Code and the Regulations thereunder.
(b)A Transferee of all or a portion of any Member’s Interests (in accordance with the provisions of this Agreement) shall succeed to the Capital Account of the Transferor in respect of such Interest (or part thereof) and all distributions in respect of such transferred Interest (or part thereof) shall take into account distributions previously made to the Transferor in respect of such Interest (or part thereof) such that the aggregate distributions made in respect of such Interest (or part thereof) shall be the same as if no Transfer occurred.
Section 6.05Tax Allocations.
(a)For Federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Section 6.01 and Section 6.03, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code and the Regulations thereunder and Regulations Section 1.704–1(b)(4)(i) in a manner determined by the Board. The tax allocations made pursuant to this Section 6.05 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.
(b)All tax credits shall be allocated among the Members in the same manner as allocations of Net Income and Net Loss pursuant to Section 6.01.

Article VII

TAX MATTERS
Section 7.01Consistency. Without the permission of the BCSS Member and the Warner Member, except as may otherwise be required by applicable Legal Requirements based on the advice of such Member’s tax counsel or tax auditors, no Member shall take a position on any tax return or other filing with any tax authority (or court) with respect to a partnership item that is inconsistent with the Beethoven Tax Partnership’s treatment of such item on its tax return or request an administrative adjustment under Section 6227 of the Code with respect to a partnership item of the Beethoven Tax Partnership.
Section 7.02Tax Returns. The Board, at the expense of the Beethoven Entities collectively, shall endeavor to cause the preparation and timely filing (including extensions) of (a) all tax returns required to be filed by or with respect to the Beethoven Tax Partnership pursuant to the Code and (b) all other required tax returns in each jurisdiction in which the Beethoven Tax Partnership or the Beethoven Entities or their Subsidiaries, as applicable, is required to file. As soon as reasonably possible after the end of each Fiscal Year, but in no event later than ninety (90) days following the end of such Fiscal Year, the Board shall cause to be delivered to each Person who was a Member at any time during such Fiscal Year, such information with respect to the Beethoven Tax Partnership as may be reasonably necessary for the preparation of such Person’s Federal, state and local income tax returns for such Fiscal Year.
Section 7.03Representation of the Beethoven Tax Partnership in Tax Matters.
(a)Each Member hereby agrees to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to (i) determine whether any “imputed underpayment” within the meaning of Section 6225 of the Code (and any similar amount under analogous provisions of any foreign, state, local or other law) paid (or payable) by the Beethoven Tax Partnership as a result of an adjustment with respect to any Beethoven Tax Partnership item, including any interest or penalties with respect to any such adjustment and any costs or expenses related thereto (collectively, an “Imputed Underpayment Amount”), may be modified pursuant to Section 6225(c) of the Code or any corresponding provision of applicable foreign, state, local or other law and (ii) obtain any such modification identified by the Partnership Representative; provided that a Member (or former Member) shall not be required to file amended tax returns or undertake the alternative “pull-in” procedure in accordance with Section 6225(c)(2) of the Code (or any similar provisions under foreign, state, local or other law), without the advance written consent of such Member (or former Member).
(b)The provisions of this Section 7.03 and a Member’s obligation to comply with this Section 7.03 shall survive any liquidation and dissolution of the Beethoven Tax Partnership and each Beethoven Entity and the Transfer, assignment or liquidation of such Member’s Interest (or any portion thereof).
(c)The Partnership Representative shall reasonably consult with the Board as to how to conduct any tax audit, adjustment or other proceeding and whether to make any material election under the BBA Rules. In its capacity as Partnership Representative, the Partnership Representative shall have the right to make on behalf of the Beethoven Tax Partnership any and all elections and take any and all actions that are available to be made or taken by the Partnership Representative or the Beethoven Tax Partnership under the BBA Rules, subject to the provisions of this Agreement (including Section 7.03(a)), provided, that (i) any action under the BBA Rules, other than actions described in clause (ii) below, that would reasonably be expected to have a material adverse effect on any Non-Partnership Representative

Member shall require the prior approval of such Non-Partnership Representative Member (not to be unreasonably withheld, conditioned or delayed) and (ii) the Members agree that the Partnership Representative shall be permitted to cause the Beethoven Tax Partnership to timely elect the application of Section 6226 of the Code (or any similar provisions under foreign, state, local or other law) with respect to any Imputed Underpayment Amounts.
(d)If, in connection with an audit by the Internal Revenue Service or any other taxing authority, the Beethoven Tax Partnership becomes subject to an Imputed Underpayment Amount and the Partnership Representative makes an election under Section 6226(a) of the Code (or any corresponding provision of foreign, state, local or other law) to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Section 6226(b) of the Code (or any corresponding provision of foreign, state, local or other law), then each such Member shall take such adjustment into account and any other corresponding action as required under Section 6226(b) of the Code (or any corresponding provision of foreign, state, local or other law), and each Member shall be liable for any related interest, penalty, addition to tax, or additional amounts, whether or not such Member then owns any Interest. If the Partnership Representative makes the election described in the preceding sentence, then any Member that fails to properly report its share of such adjustments on its tax return shall indemnify and hold harmless the Beethoven Tax Partnership, each Beethoven Entity and the other Members against any tax, interest, or penalties collected by the Internal Revenue Service (or other such taxing authority) from the Beethoven Tax Partnership or any Beethoven Entity as a result of the Member’s failure. If the Partnership Representative does not make the foregoing election, then any Imputed Underpayment Amount shall be borne by each applicable Member in accordance with its allocable share of such Imputed Underpayment Amount (determined based on the provisions of this Agreement, the characteristics of such Member, and taking into account any available adjustments to the Imputed Underpayment Amount associated with such Member under Section 6225(c) of the Code), and such amount shall be treated for all purposes of this Agreement as if it were, and recovered by the Beethoven Tax Partnership and the Beethoven Entities in the same manner as, a withholding tax under Section 5.04(d). To the extent that an Imputed Underpayment Amount relates to a former Member, the Board may require a former Member to pay to the applicable Beethoven Entities to which the audit relates an amount equal to its allocable portion of the Imputed Underpayment Amount. Notwithstanding the foregoing, if the Board determines that seeking a payment from a former Member has failed, the Partnership Representative may require the substituted Member that acquired the former Member’s Interest associated with such Imputed Underpayment Amount to pay such amount (in accordance with Section 5.04(d)) or to treat such amount as a Beethoven Tax Partnership expense allocated between the Beethoven Entities by the Board.
(e)The Partnership Representative shall keep the Board and the Non-Partnership Representative Members informed as to the progress of any examinations, audits or other proceedings (each, a “Tax Proceeding”). In addition, the Partnership Representative shall (i) provide written notice to the Non-Partnership Representative Members within forty-five (45) days of receipt of any written notice that involves a Tax Proceeding, (ii) keep the Non-Partnership Representative Members reasonably informed with respect to the status of such Tax Proceeding, including by giving the Non-Partnership Representative Members advance notice of, and opportunity to attend, any in-person or telephonic meetings and (iii) provide copies to each Member of any written correspondence or other submissions received from a taxing authority with respect to such Tax Proceeding.
(f)The provisions contained in Section 7.01 and this Section 7.03 shall survive the termination of this Agreement, the Beethoven Limited Liability Company Agreements and the Beethoven Tax Partnership, the Transfer of any Interest and the withdrawal of any Member.

Section 7.04Accounting Methods; Elections. The Board shall determine the accounting methods and conventions to be used in the preparation of the Beethoven Tax Partnership’s tax returns and shall cause the Beethoven Tax Partnership to make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Beethoven Tax Partnership, or any other method or procedure related to the preparation of the Beethoven Tax Partnership’s tax returns. At the request of either of the BCSS Member or the Warner Member, the Board shall cause the Beethoven Tax Partnership and each of the Beethoven Entities to maintain an election under Section 754 of the Code (and a corresponding election under state and local law). Each Member agrees to provide the Beethoven Entities with any information reasonably necessary for the Beethoven Tax Partnership to comply with Section 734, Section 743 or Section 754 of the Code.
Section 7.05Partnership Status.
(a)Except in connection with an Initial Public Offering, the Members intend, and the Beethoven Entities shall take no position inconsistent with, treating the Beethoven Tax Partnership as a partnership for Federal, state and local income and franchise tax purposes and each Beethoven Entity as a disregarded entity of such partnership, with the Beethoven Tax Partnership resulting therefrom composed of the rights, entitlements, liabilities and obligations set forth in this Agreement and each Beethoven Limited Liability Company Agreement. In furtherance of the foregoing, and except in connection with an Initial Public Offering, (i) an IRS Form SS-4 shall be prepared reflecting the status of the Beethoven Tax Partnership as a tax partnership, (ii) no election shall be made, pursuant to Regulations Section 301.7701-3(c), for the Beethoven Tax Partnership to be treated as an entity other than a partnership (or any Beethoven Entity as other than a disregarded entity of the Beethoven Tax Partnership) or, pursuant to Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code, (iii) this Agreement, together with the Beethoven Limited Liability Company Agreements, shall be treated as the “partnership agreement” within the meaning of Section 761 of the Code governing the Beethoven Tax Partnership for all such purposes, and (iv) each Beethoven Entity shall be treated as a disregarded entity of the Beethoven Tax Partnership within the meaning of Regulations Section 301.7701-3(b)(ii) for all such purposes.
(b)To ensure that Interests are not traded on an established securities market within the meaning of Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained in this Agreement and except in connection with an Initial Public Offering, (a) no Member shall participate in the establishment of any such market or the inclusion of Interests thereon, and (b) no Beethoven Entity shall recognize or approve any Transfer made on any such market or that would result in the Interests being traded on any such market.
Section 7.06Confidentiality. Each Member agrees, and shall cause any current or former Manager designated by it and its Authorized Representatives, to keep confidential, and not to disclose to any Person or use for any purpose (other than a purpose relating to or in furtherance of the business interests of the Beethoven Tax Partnership, the Beethoven Entities and their Subsidiaries, the compliance with any Member’s (or its Affiliates’) legal, regulatory, tax or other compliance obligations, the monitoring, administration or taking of any other action with respect to a Members’ (or its Affiliates’) investment in the Beethoven Topcos, or to the enforcement, defense or understanding of any rights or obligations under this Agreement or other instrument relating to the Beethoven Entities and their Subsidiaries), any matter relating to the Beethoven Tax Partnership, any Beethoven Entity or any of their Subsidiaries, or any of the Members (including information received pursuant to this Article VII), or their respective businesses, operations or affairs (other than disclosure to the managers, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, financing sources, attorneys, accountants and other advisors, agents and representatives of such Member in each case, subject to customary confidentiality arrangements with such Persons regarding such information (each such Person being hereinafter referred to as an “Authorized Representative”)); provided, that such Member or any of its Authorized Representatives may make such disclosure to the extent that (a) the information being disclosed is in connection with such Member’s tax returns or to the extent such disclosure is necessary to minimize or eliminate any tax; (b) such disclosure is to other Members; (c) the information being disclosed is otherwise generally available to the public other than through a breach of this Section 7.06 or was received from a third party that, to the applicable Member’s knowledge, does not owe a duty or obligation of confidentiality to the Beethoven Entities or any Subsidiary thereof; (d) such disclosure is requested by any Governmental Body having jurisdiction over such Member, any such Authorized Representative or any of their respective Affiliates; provided that such disclosure shall be limited to the greatest extent practicable and such Person seeking to make such disclosure shall seek to obtain from such Governmental Body a confidentiality or similar agreement or protective order with respect to the information to be disclosed; (e) such disclosure, based upon the advice of legal counsel of such Member or Authorized Representative, is otherwise required of such Member or Authorized Representative or their respective Affiliates by applicable Legal Requirements or the rules of any stock exchange; or (f) in the case of a Member, such disclosure is being made to (i) any prospective member, partner, financing sources, shareholder or investor (including any Transferee of an Interest or Class A Units) or any attorneys, accountants or other advisors, agents and representatives thereof, or (ii) any Person that is considering a bona fide acquisition of the Beethoven Entities or any Subsidiary thereof or any of their respective properties or assets, provided that disclosure shall only be permitted under this clause (f), in the case of a Member, if any such Person to whom disclosure is to be made is subject to customary confidentiality arrangements with respect to the information to be disclosed to it hereunder or has a duty to maintain the confidentiality thereof. Notwithstanding anything to the contrary herein, the BCSS Member and its Affiliates may provide general information regarding this Agreement, the Beethoven Limited Liability Company Agreements and the transactions contemplated hereby and thereby to their respective existing or prospective limited partners and investors in connection with their and their Affiliates’ typical fundraising or reporting activities, in each case, subject to customary confidentiality arrangements with such Persons regarding such information. Prior to making any disclosure described in clause (d) or (e) of this Section 7.06, unless otherwise prohibited from doing so under applicable Legal Requirements, the Member proposing to make (or whose Affiliate proposes to make) such disclosure shall notify the Board thereof. Each Member shall use all reasonable efforts to cause and shall instruct each of its Authorized Representatives to comply with the obligations of such Member under this Section 7.06. In connection with any disclosure described in clauses (d) or (e) above, the disclosing Member shall cooperate with the Beethoven Entities in seeking a confidentiality or similar agreement, a protective order or such other appropriate arrangement with respect to the information to be disclosed as the Board may reasonably request. In the event there is in place any other confidentiality or non-disclosure agreement between or among any of the Beethoven Entities, the Members, or any Affiliates thereof, such agreement(s) shall continue to apply and shall remain in full force and effect in accordance with their terms. Notwithstanding anything to the contrary contained herein, the obligations of each Member under this Section 7.06 shall survive for a period of two (2) years following the earlier to occur of (x) the termination of this Agreement and (y) the termination of such Member’s status as a Member.

Article VIII

TRANSFERS
Section 8.01Transfers of Interests.
(a)Except in accordance with applicable provisions of this Agreement, including Section 8.02, Section 8.03, Section 8.04, Section 8.05 and Section 8.06, no Member shall Transfer all or any portion of such Member’s Interests (including the Class A Units) in any Beethoven Topco without the prior written consent of each of the BCSS Member and the Warner Member.
(b)Notwithstanding anything to the contrary contained herein:
(i)no Member shall Transfer any of its Interests at any time if such Transfer would (as determined reasonably by the Board of such Beethoven Topco), (A) cause any Beethoven Entity to be taxable as a “publicly traded partnership” under the Code or otherwise cause material and adverse tax consequences to the Beethoven Entities or any of their Subsidiaries, including the Beethoven Financing Subsidiaries or any Member (unless such Transfer is in connection with an Initial Public Offering); (B) constitute a violation of any Federal or state securities or blue sky Legal Requirements or a breach of the conditions to any exemption from registration of the Interests under any such laws or a breach of any undertaking or agreement of a Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder; (C) constitute a violation of any other Legal Requirement applicable to any Beethoven Entity or any of its Subsidiaries, including the Beethoven Financing Subsidiaries, that would have a material adverse effect on such Beethoven Entity and its Subsidiaries, including the Beethoven Financing Subsidiaries; (D) be to a Person that (or any of the beneficial owners of which) is listed on the Specially Designated or Blocked Persons List maintained by Office of Foreign Assets Control or any other lists of terrorists or terrorist organizations maintained and made publicly available by any Governmental Body; (E) result in material and adverse consequences to any Beethoven Entity or its Subsidiaries, including the Beethoven Financing Subsidiaries, from a regulatory perspective; or (F) violate the terms of the Warehouse Facility or any other documents governing the Indebtedness of any Beethoven Entity or its Subsidiaries, including the Beethoven Financing Subsidiaries;
(ii)no Member shall Transfer any of its Interests in any Beethoven Topco unless such Member and each of its Permitted Transferees collectively Transfers its Interests pro rata from each Beethoven Topco to which it is a Member;
(iii)all equityholders of the Beethoven Topcos (including their Permitted Transferees) must become party to this Agreement by executing a Joinder Agreement; and
(iv)no direct Transfer of any Interests shall be effective unless and until the Member proposing to make such Transfer has delivered documentation to the Board sufficient to establish, in the Board’s reasonable, good faith discretion, that the Transfer will not give rise to any obligation of the Beethoven Tax Partnership to withhold pursuant to Section 1446(f)(4) of the Code and the Regulations thereunder.
(c)Any purported Transfer of Interests of any Member that is not in compliance with this Agreement and each Beethoven Topco LLC Agreement shall be null and void ab initio and of no force and effect whatsoever. Furthermore, the Member engaging or attempting to engage in such Transfer shall indemnify and hold harmless each Beethoven Entity and each of the other Members from all losses that such indemnified Persons may incur

(including incremental tax liability and legal fees and expenses) in connection with the invalid Transfer, including in enforcing the provisions of this Agreement. The bankruptcy of a Member or any other event resulting in the withdrawal of any Member from a Beethoven Topco shall (in each case) not cause a dissolution of such Beethoven Topco.
(d)Upon the request of any Member proposing to Transfer its Interests to a non-Affiliate transferee other than a Prohibited Transferee, subject to the execution by such transferee of a confidentiality agreement on customary terms that is reasonably acceptable to the Board, the Beethoven Topcos shall, and shall cause their Subsidiaries, including the Beethoven Financing Subsidiaries, to use commercially reasonable efforts to provide due diligence information regarding the Beethoven Topcos and their Subsidiaries, including the Beethoven Financing Subsidiaries, and participate in a reasonable number of due diligence sessions regarding the Beethoven Topcos and their Subsidiaries, including the Beethoven Financing Subsidiaries; provided, that the foregoing assistance shall (i) be during normal business hours, upon reasonable advance notice and in a manner that does not unreasonably interfere with the conduct of the business of the Beethoven Topcos and their Subsidiaries, including the Beethoven Financing Subsidiaries; (ii) be at the sole expense of the Member proposing to Transfer its Interests (with such expenses to be undertaken directly by such Member); and (iii) not require (A) a breach of any contractual arrangement, (B) disclosure of any information if such disclosure (1) would be reasonably likely to jeopardize the attorney-client privilege or (2) is prohibited by Legal Requirements, or (C) any agreement to amend any contract, including this Agreement.
Section 8.02Permitted and Prohibited Transfers. The provisions of Section 8.01(a) shall not apply to the following Transfers of Interests effected by a Member in accordance with, and subject to the conditions of, this Section 8.02 and the other provisions of this Article VIII (each, a “Permitted Transfer” and any Transferee of Interests pursuant to a Transfer effected in accordance with, and subject to the conditions of, this Section 8.02 and the other provisions of this Article VIII, a “Permitted Transferee”):
(a)As applied to the Warner Member, to an Affiliate (whether foreign or domestic and including any bona fide investment fund or investment vehicle that is an Affiliate) of such Member which is, and remains at all times (i) wholly-owned; or (ii) majority-owned and Controlled; or (iii) in the case of a publicly traded company, a bona fide investment fund or an investment vehicle, otherwise Controlled, in each case, by the ultimate parent Entity (or Entities) of such Member (or any successor thereto) (any of the foregoing, a “Warner Permitted Transferee”);
(b)As applied to the BCSS Member, to (i) an Affiliate (whether foreign or domestic and including any bona fide investment fund or investment vehicle that is managed by Bain Capital or its Affiliates), (ii) any other investment fund, vehicle or similar entity that is, and remains at all times, Controlled by or under common Control with (A) the BCSS Member; (B) an Affiliate of the BCSS Member; or (C) an entity, or an Affiliate of an entity, that manages or controls the BCSS Member, (iii) any Back Leverage Lender and (iv) any Person to which the Interests are Transferred in connection with the good faith exercise of any remedies in connection with any Back Leverage, including foreclosure, sale or other Transfer of the Interests by such Back Leverage Lender (any of the foregoing, a “BCSS Permitted Transferee”); and
(c)[***].
Section 8.03Permitted Transfer Procedures. In connection with any Permitted Transfer under Section 8.02, the Transferor Member shall provide written notice to each Beethoven Topco and each other Member of such a Transfer not less than five (5) Business Days prior to effecting such Transfer, which notice shall state the name and address of each Permitted Transferee to whom such Transfer is proposed to be made, the relationship of such Permitted Transferee to such Transferor Member and the number and class of Interests proposed to be Transferred to such Permitted Transferee. In the event that any Person that holds any Interests as a Permitted Transferee of any Transferor Member pursuant to Section 8.02(b) ceases to satisfy the requirements of this Agreement such that such Person would not be a “Permitted Transferee” under the terms of this Agreement, such Person shall promptly Transfer to such original Member or another Permitted Transferee all Interests held by such person in a manner that complies with Section 8.01(b). A Permitted Transferee of Interests pursuant to Section 8.02(a) or (b) may Transfer its Interests pursuant to this Section 8.03 only to the Member who Transferred such Interests to the Permitted Transferee (the “Transferor Member”) or to a Person that would be a Permitted Transferee of such Transferor Member at the time of such subsequent Transfer.
Section 8.04Liquidity Right and Right of First Offer.
(a)Following the [***], the BCSS Member shall notify the Beethoven Entities and the Warner Member thereafter if at any time it intends to exit its investment in the Beethoven Topcos (the “BCSS Exit Notice”). [***]. During the [***] immediately following the Warner Member’s receipt of the BCSS Exit Notice (the “Warner Exclusivity Period”), the BCSS Member and the Warner Member shall negotiate exclusively with one another in good faith regarding the potential sale of all (and not less than all) of the BCSS Member’s Interests (the “BCSS Sale Interests”) to the Warner Member (such sale, a “BCSS to Warner Sale”).
(i)If during the Warner Exclusivity Period, the Warner Member and the BCSS Member come to an agreement regarding the terms of the BCSS to Warner Sale (including the Fair Market Value of the BCSS Sale Interests, which, for the avoidance of doubt, shall be calculated for purposes of a BCSS to Warner Sale under this Section 8.04(a) in accordance with the definition of “Fair Market Value” and the applicable terms of Section 5.02(a), including the IRR Threshold Distribution Split), [***].
(b)[***].
Section 8.05Member Tag-Along Right.
(a)Prior to an Initial Public Offering, in each case, subject to prior compliance with Section 8.04, if any Member (for purposes of this Section 8.05, such Member is referred to as the “Proposed Transferor”) desires to Transfer all or any portion of its Interests to any Person or Persons (excluding any Transfer to a Permitted Transferee) (such transaction, a “Member Tag-Along Transaction” and for purposes of this Section 8.05, such Person or Persons is referred to as the “Proposed Transferee”) and such Transfer is otherwise permitted by the terms of this Article VIII, each other Member shall have the right (the “Member Tag-Along Right”), but not the obligation, to sell Interests to the Proposed Transferee for the same form of consideration as the Proposed Transferor up to the amount that would be payable to such Member by the Proposed Transferee if the aggregate amount payable in the Member Tag-Along Transaction were to be distributed in accordance with Section 5.02; provided, that (i) if the consideration includes any rights to receive any deferred consideration, earn-out or escrow funds that later are paid to the selling Members in connection with the proposed transaction, the foregoing calculation under Section 5.02 shall be re-calculated at such time to include such amounts as and when received and such amounts should be distributed to give effect thereto, and (ii) if any portion of the consideration includes securities, each selling Member shall receive cash and securities in equal proportions relative to the cash and securities received by the other selling Members.
(b)In connection with any proposed transaction subject to the Member Tag-Along Right, the Proposed Transferor shall give each other Member a written notice, which notice shall specify (i) the number and class of Interests proposed to be Transferred (the “Tag Interests”) and (ii) the aggregate purchase price to be paid by the Proposed Transferee for the Tag Interests, terms of payment and other material terms and conditions of the Proposed Transferee’s offer, including the name of the Proposed Transferee and the proposed Transfer date, which may not be less than thirty (30) days after delivery of the transfer notice (the “Transferor Tag Notice”). Each Member shall have the right to exercise the Member Tag-Along Right by providing notice (a “Member Tag-Along Notice”) to the Proposed Transferor of its election to exercise such right within ten (10) Business Days of the date on which such Member receives the Proposed Transferor’s notice of the proposed transaction subject to the Member Tag-Along Right, which notice shall set forth the number of Interests that such Member wishes to include in the Member Tag-Along Transaction (such Members submitting a Member Tag-Along Notice, the “Tag-Along Participants”). Each Member that does not provide notice to the Proposed Transferor of its election to exercise the Member Tag-Along Right by the tenth (10th) Business Day following the date on which such Member received the notice thereof from the Proposed Transferor shall be deemed to have waived such Member’s Member Tag-Along Right with respect to such transaction. If one or more Members deliver a Member Tag-Along Notice pursuant to this Section 8.05, then the Proposed Transferee will not be obligated to, directly or indirectly, purchase a number of Interests exceeding that set forth in the Transferor Tag Notice, and in the event such Proposed Transferee elects to purchase, directly or indirectly, less than all of the additional Interests sought to be Transferred by the Proposed Transferor and the Tag-Along Participants, the number of Interests to be Transferred by the Proposed Transferor and each of the Tag-Along Participants shall be reduced based on the Proposed Transferor’s and each Tag-Along Participant’s respective pro rata ownership of the Interests sought to be Transferred by the Proposed Transferor and each of the Tag-Along Participants.
(c)Each Tag-Along Participant shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, escrow agreement or related documents, as may be reasonably required by the Proposed Transferor or the Beethoven Tax Partnership in order to carry out the terms and provisions of this Section 8.05; provided, that (i) any representations and warranties or indemnities given by the Tag-Along Participants or the Proposed Transferor shall be several and not joint; (ii) neither the Tag-Along Participants nor the Proposed Transferor shall be required to give any representations, warranties or indemnities with respect to any consents or approvals required under any contracts or agreements binding on the Beethoven Entities or any Subsidiary thereof, including the Beethoven Financing Subsidiaries, (as opposed to consents or approvals under contracts or agreements binding on such Member and its Affiliates) (but without limiting its proportional share of liability in respect of representations, warranties, covenants or agreements made by the Beethoven Entities with respect to such matters, whether pursuant to indemnification provisions or otherwise, including any such liability supported by an escrow or other fund to which the holder of Interests are required to contribute in connection with any such transaction); (iii) no Tag-Along Participant shall be required to give any representations, warranties or indemnities with respect to the Beethoven Entities or any Subsidiary thereof, including the Beethoven Financing Subsidiaries, with respect to any matters with respect to which the Proposed Transferor is not giving representations, warranties and indemnities or to give more extensive representations, warranties or indemnities with respect to any matters than those given by the Proposed Transferor; (iv) to the extent any Member is required to provide indemnification in connection with a Member Tag-Along Transaction, without the consent of such Member, no Member shall be required to provide any indemnification that would result in any liability for such indemnification for such Member that exceeds such Member’s gross proceeds from such transaction (excluding liability for breach of representations regarding (A) such Member’s authority to sell; (B) the Interests to be Transferred by such Member being free and clear of any liens, claims or encumbrances (other than restrictions imposed pursuant to applicable Federal, state and foreign securities laws); and (C) such Member being the sole record and beneficial owner of such Interests); and (v) no Member shall be required to agree to any covenants regarding non-competition or non-solicitation of any business relationships to the extent such restriction would apply to such Member or its Affiliates. At the closing of the proposed transaction, each Tag-Along Participant shall deliver, against receipt of the consideration payable in such Member Tag-Along Transaction, all or the applicable portion, as applicable, of the Interests which such Tag-Along Participant owns, together with executed instruments of transfer reasonably acceptable to the Proposed Transferor.
(d)For the avoidance of doubt, in connection with any Transfer with respect to which a Member has a Member Tag-Along Right and the right to exercise a right of first offer pursuant to Section 8.04, such Member shall (i) first have the right to exercise its rights pursuant to Section 8.04 and (ii) if such Member does not exercise its rights pursuant to Section 8.04, pursuant to this Section 8.05, as such Member may elect.
Section 8.06Drag-Along Right.
(a)If the BCSS Member or the Warner Member (in such capacity, the “Drag-Along Member”) decides to effect a Sale of the Company pursuant to Section 8.04 (any such Transfer, a “Drag-Along Sale”) in a single transaction or in a series of related transactions, then the Drag-Along Member may require each other Member to, subject to compliance with Section 8.04, (i) if structured as a sale of Interests, sell its Interests or, (ii) if structured as a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Beethoven Tax Partnership and its Subsidiaries, including the Beethoven Financing Subsidiaries, taken as a whole, in each case, vote (and cause any Managers appointed by each other Member to vote) in favor of such transaction; provided, that the Drag-Along Member shall receive cash for their Interests and the terms and conditions of such proposed Transfer applicable to any Member holding any Interests (other than the Drag-Along Member) shall, after taking into account the differing rights to distributions of the Members under Article V, be the same as the terms and conditions applicable to the Drag-Along Member. The provisions in Section 8.05(c) regarding the terms and conditions and documentation in connection with a Member Tag-Along Transaction shall apply to any Drag-Along Sale that is a Sale of the Company mutatis mutandis.
(b)The Drag-Along Member shall exercise the rights provided in Section 8.06 by providing written notice (the “Drag-Along Notice”) to each other Member. The Drag-Along Notice will include the material terms and conditions of the Drag-Along Sale, including (i) the name and address of the proposed Transferee; (ii) the number of Interests of the Drag-Along Member proposed to be Transferred; (iii) the proposed amount and form of consideration; and (iv) the proposed Transfer date, if known. The Drag-Along Member will deliver or cause to be delivered to each other Member copies of all final transaction documents relating to the Drag-Along Sale promptly as the same become available. Notwithstanding anything to the contrary in this Agreement, after the Drag-Along Notice has been provided by the Drag-Along Member to the other Members with respect to any proposed Drag-Along Sale, no Member may Transfer any of its Interests to any Person (other than to a Permitted Transferee) other than as part of such Drag-Along Sale.
(c)Upon consummation of a Drag-Along Sale, the Beethoven Entities shall remit, or cause to be remitted, to the Members, in exchange for the Interests held by such Member and sold in such Drag-Along Sale, an amount equal to the amount that such Member would have received in respect of such Member’s Interests if the aggregate consideration (after satisfaction or assumption of all debts and liabilities) from such Drag-Along Sale had been distributed to the Members in accordance with the terms set forth in Section 5.02; provided, that, if less than all of the outstanding Interests are included in such Drag-Along Sale, then the allocation of the proceeds from such Drag-Along Sale shall be determined as if the Interests included in such Drag-Along Sale were all of the then-outstanding Interests and the Members were distributed the aggregate consideration in a complete liquidation on that basis, and for purposes of this Section 8.06(c), the terms of this Agreement shall be interpreted consistently with this assumption; provided, further, that each Member shall receive the same form of consideration (or rights to elect the form of consideration).
(d)Each of the Beethoven Entities and each Member shall promptly take all actions reasonably necessary or desirable in connection with the consummation of the Drag-Along Sale reasonably requested by the Drag-Along Member, including (i) voting all of its Interests entitled to vote on such Drag-Along Sale in favor of such Drag-Along Sale at any meeting of the Members called to vote on or approve such Drag-Along Sale and/or to consent in writing to such Drag-Along Sale (whether or not such approval of the Drag-Along Sale is required by applicable Legal Requirements); (ii) causing any Managers designated by such Member to vote in favor of such Drag-Along Sale at any meeting of the Board called to vote on or approve such Drag-Along Sale or to consent in writing to such Drag-Along Sale and raise no objection thereto; (iii) executing, acknowledging and delivering such agreements, consents, waivers and other documents and instruments, furnishing such information and documents, and filing such applications, reports, returns and other documents and instruments with Governmental Bodies, in each case, as may be reasonably necessary or desirable in connection with the Drag-Along Sale and only if and to the extent the Drag-Along Member is required to execute, acknowledge or deliver such agreements, consents, waivers and other documents and instruments in connection therewith; and (iv) taking such other actions as may be reasonably requested by the Board or the Drag-Along Member in connection with the Drag-Along Sale and only if and to the extent the Drag-Along Member is required to take such actions in connection therewith (it being hereby acknowledged by each Member that such further actions may be requested by the Board or the Drag-Along Member notwithstanding, and shall not limit in any manner the effect of, any approval, consent or waiver already given by such Member hereunder).
(e)Notwithstanding anything to the contrary contained herein, Section 8.07 shall apply to any Drag-Along Sale.
Section 8.07Indirect Transfers. Notwithstanding anything to the contrary contained herein, in connection with any Transfer hereunder, including an Initial Public Offering and any Transfer pursuant to Section 8.04, Section 8.05 or Section 8.06, each Member shall have the right to Transfer Equity Securities or other interests in any Blocker Entity, including by merging or contributing a Blocker Entity into the IPO Entity in a tax-free transaction to the extent applicable, instead of directly transferring Interests, and to receive the same form and amount of consideration as it would have received under this Agreement had it caused the direct transfer of Interests held (directly or indirectly) by such Blocker Entity; provided, that any reduction in the amount of consideration received by any Blocker Entity as a result of debt-like items determined solely by reference to liabilities exclusively of such Blocker Entity shall be solely borne by such Blocker Entity. Notwithstanding anything to the contrary in this Agreement, the BCSS Member shall be authorized to make any direct or indirect Transfers as may be necessary to permit the BCSS Member and its Affiliates to give effect to the rights set forth in this Section 8.07.
Section 8.08Back Leverage. In connection with the pledging, granting, encumbering or hypothecating of Interests to a Back Leverage Lender, the BCSS Member shall use commercially reasonable efforts to, in the applicable loan documentation, have such Back Leverage Lender waive its right to, accede, on behalf of itself and any Person to which the Interests are Transferred in connection with the good faith exercise of any remedies in connection with any Back Leverage, including foreclosure, sale or other Transfer of the Interests by such Back Leverage Lender, to the BCSS Member’s right to appoint and serve as a Manager hereunder. In the event of the good faith exercise of any remedies in connection with any Back Leverage, including the sale or other Transfer of the Interests by such Back Leverage Lender, in no event will any Back Leverage Lender be permitted to Transfer any Interests to [***].

Article IX

DISSOLUTION; LIQUIDATION
Section 9.01Dissolution. Subject to Section 3.02(b) of the applicable Beethoven Topco LLC Agreement, a Beethoven Topco and/or its Subsidiaries shall be dissolved and its affairs wound up on the first to occur of any of the following events:
(a)In the case of (i) a Beethoven Topco, upon the approval thereof by its Board, the BCSS Member and the Warner Member and (ii) in the case of a Beethoven Entity that is not a Beethoven Topco, upon the approval of its sole member or board, with the consent of the Board of the applicable Beethoven Topco, the BCSS Member and the Warner Member, and in accordance with the applicable Beethoven Financing Subsidiary LLC Agreement; or
(b)Any other event sufficient under the Delaware Act or other applicable Legal Requirements to require the dissolution of such Beethoven Topco and/or its Subsidiaries, including the applicable Beethoven Financing Subsidiaries.
Section 9.02Final Accounting. Upon the dissolution of any Beethoven Topco and/or its Subsidiaries, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.
Section 9.03Liquidation.
(a)Dissolution of a Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries, shall be effective as of the date on which the event occurs giving rise to the dissolution, and each Beethoven Topco shall give prompt notice thereof to all of its Members in accordance with Article VII of the applicable Beethoven Topco LLC Agreement, but each Beethoven Topco and its Subsidiaries, including its Beethoven Financing Subsidiaries, and this Agreement shall not terminate until the assets of each Beethoven Topco and its Subsidiaries, including its Beethoven Financing Subsidiaries, have been distributed as provided for in Section 9.03(c). Notwithstanding the dissolution of a Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries, prior to the termination of the Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries, the business, assets and affairs of the Beethoven Topcos and/or their Subsidiaries, including the Beethoven Financing Subsidiaries, shall continue to be governed by this Agreement.
(b)Upon the dissolution of a Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries, the Board shall appoint someone to act as the liquidator of such Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries, to wind up the Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries (the “Liquidator”). Without limiting any contractual requirements applicable to the Beethoven Topcos, any Subsidiary thereof, including any Beethoven Financing Subsidiary, or the Board, including the terms of this Agreement, the Liquidator shall have full power and authority to sell, assign and encumber any or all of the Beethoven Topco’s and/or its Subsidiaries’, including its Beethoven Financing Subsidiaries’, assets and to wind up and liquidate the affairs of the Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries, in an orderly and business-like manner.
(c)The Liquidator shall distribute all proceeds from liquidation in the following order of priority: (i) first, to the expenses of the liquidation; (ii) second, to the creditors of the applicable Beethoven Topco and/or its Subsidiaries, including the Beethoven Financing Subsidiaries, including creditors who are Members, in satisfaction of the liabilities of such Beethoven Topco and/or its Subsidiaries, including the Beethoven Financing Subsidiaries

(whether by payment or the making of reasonable provision for payment thereof); (iii) third, to purchase customary tail insurance coverage on customary terms for any Managers and officers and/or errors and omissions coverage maintained by the Beethoven Topco and/or its Subsidiaries, including the Beethoven Financing Subsidiaries, as of immediately prior to such dissolution; and (iv) fourth, if proceeds remain after giving effect to the payments contemplated by the immediately preceding clauses (i) through (iii), to the Members in accordance with the terms set forth in Section 5.02.
(d)The Liquidator shall determine whether any assets of a Beethoven Topco and/or its Subsidiaries, including its Beethoven Financing Subsidiaries, shall be liquidated through sale or shall be distributed in kind. A distribution in kind of an asset to a Member shall be considered, for the purposes of this Section 9.03(d), a distribution in an amount equal to the fair market value of the assets so distributed as determined by the Liquidator (and not the Board unless the Board is the Liquidator) in its reasonable discretion.
Section 9.04Cancellation of Certificate. Upon the completion of the distribution of the assets of all of the Beethoven Entities as provided in Section 9.03, the Beethoven Tax Partnership shall be terminated and the Person acting as Liquidator shall cause the cancellation of the Certificates of the Beethoven Entities and shall take such other actions as may be necessary or appropriate to terminate the Beethoven Tax Partnership.
Article X

TERMINATION
Section 10.01Termination. Subject to Section 3.02(b) of each Beethoven Topco LLC Agreement, this Agreement shall terminate upon the first to occur of the following:
(a)the consummation of an Initial Public Offering of the IPO Entity;
(b)a dissolution and winding up of each Beethoven Topco in accordance with Section 9.01 of this Agreement and the termination of each Beethoven Topco LLC Agreement; and
(c)the written agreement of each Board, the BCSS Member and the Warner Member.
Notwithstanding Section 2.02 and this Agreement forming part of the “limited liability company agreement” of each Beethoven Topco within the meaning of Section 18-101(9) of the Delaware Act for all such purposes, this Agreement shall be severable from the Beethoven Topco LLC Agreements and the termination of this Agreement shall not affect the validity or enforceability of the Beethoven Topco LLC Agreements, which are terminable in accordance with their express terms and conditions.

Section 10.02Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall become void and have no further effect without any liability on the part of any Member or other Person; provided, that (a) no such termination shall relieve any Member of any obligation or liability resulting from such Member’s breach of this Agreement prior to its termination and (b) Section 3.06, Section 5.04, Section 7.01, Section 7.03, Article IX, Article X, Article XIV and Section 7.06 shall survive the termination of this Agreement.

Article XI

AMENDMENTS; NOTICES; BOOKS AND RECORDS; REPORTS
Section 11.01Amendments by the Members. Subject to the terms set forth in this Agreement and in Section 3.02(b) of the Beethoven Topco LLC Agreements, this Agreement may be modified or amended and any provision hereof may be waived from time to time as determined by the Board of Beethoven 1.
Section 11.02Method for Notices. In the event a notice or other document is required to be sent hereunder to the Beethoven Entities or any Member, such notice or other document shall be in writing and shall be (a) delivered by personal delivery; (b) sent by e-mail transmission; provided, that either receipt is confirmed by return e-mail transmission or such notice or document is also sent or delivered by one of the other delivery methods described in this Section 11.02; (c) sent by express overnight delivery or courier service; or (d) sent by United States registered or certified mail, return receipt requested, and postage and other fees prepaid. In the event a notice or other document is transmitted by the methods described by clauses (a), (c) or (d) above, such notice or other document shall, as a courtesy, also be sent by email transmission. Each notice and other document sent or delivered pursuant to this Section 11.02 shall be considered given and received, (i) in the case of personal delivery, on the day such notice or document is personally delivered; (ii) in the case of e-mail delivery, on the day actually sent (with confirmation of transmission received by the sender without a bounceback); (iii) in the case of delivery by United States mail, on the fifth (5th) Business Day following the day on which such notice or other document is deposited in the mail; and (iv) in the case of express overnight delivery or courier service, the day following deposit with such delivery or courier service. Any notice and document shall be addressed, if to the Beethoven Entities or any Member, to the respective address for such Person listed on Exhibit A. Any Member or their respective legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to each Member.
Section 11.03Books and Records. At all times during the existence of the Beethoven Entities, each Beethoven Entity shall maintain, at its principal place of business, separate books and records of account for such Beethoven Entity.
Section 11.04Reports to Members.
(a)Financial Reporting. Beethoven 1 (or such other Beethoven Entity designated by the Board) shall prepare and deliver to each Member on an aggregated basis across all Beethoven Entities:
(i)as soon as available, and in any event within one hundred fifty (150) days after the end of each Fiscal Year, audited consolidated balance sheets of the Beethoven Entities as of the end of each such Fiscal Year and audited consolidated statements of income, cash flows, and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year; provided, that with respect to the end of the first Fiscal Year following the date of this Agreement, the applicable period for the delivery of reports under this Section 11.04(a) shall be one hundred eighty (180) days after the end of such Fiscal Year;
(ii)as soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Beethoven Entities as of the end of each such fiscal quarter and unaudited consolidated statements of income, cash flows, and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and all prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto); provided, that with respect to the end of the first two (2) quarterly accounting periods following the Effective Date, the applicable period for the delivery of reports under this Section 11.04(a) shall be ninety (90) days after the end of each such quarterly accounting period;
(iii)as soon as available, and in any event within thirty (30) days after the end of each calendar month in each Fiscal Year, unaudited consolidated balance sheets of the Beethoven Entities as of the end of each such month and unaudited consolidated statements of income, cash flows and Members’ equity of the Beethoven Entities for such month, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and all prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto);
(iv)tax, financial and other information of the Beethoven Entities as may be necessary for such Member to comply with its respective reporting, regulatory, or other Legal Requirements and as may from time to time be reasonably requested by such Member; and
(v)as soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), substantially similar categorical revenue, fees and costs reporting to that reported by the Warner Member to its management team (the “Management Reporting”), including, as of the Effective Date, a summary (in a form reasonably agreed by such Member), with respect to such quarter, of the Beethoven Entities: (A) revenue from recorded music and name, image and likeness rights, revenue by type (e.g., streaming revenue, subscription revenue, etc.); (B) revenue from publishing rights, revenue by royalty category (e.g., performance, synchronization, etc.); and (C) management fees and costs by royalty category. Notwithstanding the foregoing, reporting pursuant to this clause (v) shall be modified from time to time to maintain consistency with the Management Reporting.
(b)Inspection Rights. The Beethoven Entities shall afford each Member and its Information Representatives access to: (i) the financial and similar books and records, reports and documents of the Beethoven Entities and (ii) any officers, senior employees and accountants or senior officers or senior employees, including accountants, of the Warner Member for the purpose of discussing and answering reasonable questions regarding the affairs, finances and accounts of the Beethoven Entities, all upon reasonable prior notice to Beethoven 1, during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Beethoven Entities.
(c)Sole Right to Information. Notwithstanding anything herein to the contrary, each Member’s sole right (if any) to receive information regarding a Beethoven Topco and its Subsidiaries and their respective businesses and operations or access to their respective books and records shall be the rights to information set forth in this Agreement. The terms of the immediately preceding sentence are expressly intended to override, and are included herein in lieu of, the terms set forth in Section 18-305 of the Delaware Act.
(d)Consistency. Without the permission of the Board, except as may otherwise be required by applicable Legal Requirements based on the advice of such Member’s tax counsel or tax auditors, no Member shall take a position on any tax return or other filing with any tax authority (or court) with respect to a partnership item that is inconsistent with the Beethoven Entities’ treatment of such item on its tax return or request an administrative adjustment under Section 6227 of the Code with respect to a partnership item of the Beethoven Entities.

Article XII

CERTAIN COVENANTS OF THE MEMBERS
Section 12.01Warehouse Facility Compliance. Each of the Beethoven Entities and its subsidiaries shall duly and timely comply with its obligations under the Warehouse Facility and each agreement to which it is a party in connection therewith.
Section 12.02Securitization Financing.
(a)[***] (the consummation of such transaction, the “Securitization Trigger”), the BCSS Member and the Warner Member shall during each quarter thereafter, consult with each other on their respective assessment of the ability of the Beethoven Entities to enter into a Securitization Financing, with a goal of refinancing the Warehouse Facility as soon as reasonably practicable following the Securitization Trigger. Upon the mutual agreement of each of the BCSS Member and the Warner Member as to when to pursue the Securitization Financing, the Members shall (i) cooperate with one another and consider in good faith the views of the other regarding the terms and conditions of any Securitization Financing and (ii) subject to Section 3.02(b) of the Beethoven Topco LLC Agreements, use their respective reasonable best efforts to cause the Beethoven Tax Partnership and its Subsidiaries to enter into and incur the Securitization Financing, on such terms as may be approved by the Board, acting in good faith (taking into account, among other things, market conditions and interest rates, investor demand, amount of the initial securitization debt for an efficient execution, collateral pool value and diversity, and other commercially reasonable factors).
(b)Each of the BCSS Member and the Warner Member shall use their reasonable best efforts to cause the Beethoven Entities to, and shall use reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants and agents to provide cooperation in connection with the arrangement of any Securitization Financing approved pursuant to Section 3.02(b) of the Beethoven Topco LLC Agreements, including using reasonable best efforts to (i) cause the Beethoven Entities to engage a structuring agent and underwriter, placement agent or other provider of investment banking services (collectively, the “Securitization Agents”) mutually selected by the BCSS Member and the Warner Member (acting reasonably and in good faith) to structure and place the Securitization Financing, (ii) preparing and making available such financial and other information regarding the Beethoven Entities and each Subsidiary of the Beethoven Entities and the assets to be securitized as is reasonably necessary to consummate the Securitization Financing and arranging any necessary appraisals of the assets in connection therewith; (iii) assisting with the preparation of customary lender and investor presentations, rating agency presentations, offering memoranda and other marketing materials and other similar documents and materials in connection with the Securitization Financing and participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with providers or potential providers of the Securitization Financing and ratings agencies and otherwise providing customary assistance in the marketing efforts of the Beethoven Entities and the Securitization Agents; (iv) executing, delivering and performing all documentation and other information as is necessary to consummate the Securitization Financing; and (v) assisting with the preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto on customary terms.
(c)If the BCSS Member and the Warner Member mutually determine that obtaining the Securitization Financing is not reasonably practical or the Members, pursuant to Section 3.02(b) of the Beethoven Topco LLC Agreements, or the Board do not approve a Securitization Financing, then the BCSS Member, the Warner Member and the Beethoven Entities agree, subject to Section 3.02(b) of the Beethoven Topco LLC Agreements, to take the actions set forth in subclauses (i) and (ii) of clause (a) above, mutatis mutandis, and use their respective reasonable best efforts to effectuate an alternate refinancing of the Warehouse Facility.
Section 12.03Intellectual Property. Any agreement for the provision of services between the BCSS Member or the Warner Member (or their respective Affiliates), on the one hand, and the Beethoven Entities and/or their Subsidiaries, including the Beethoven Financing Subsidiaries, on the other, including the Bain Services Agreement and the Warner Services Agreement (as applicable), shall include a provision pursuant to which all Intellectual Property created in performance of the services thereunder shall be assigned to the Beethoven Entities and neither party shall be entitled to use such Intellectual Property except for purposes of Beethoven Entity activities.
Section 12.04Employee Services. None of the Managers shall be entitled to receive compensation from the Beethoven Topcos for serving as a Manager or providing services to the Beethoven Tax Partnership or any Beethoven Topco. Each Member or one or more of its Affiliates, as applicable, shall be entitled to receive compensation from the Beethoven Topcos and their Subsidiaries, including the Beethoven Financing Subsidiaries, for services rendered by such Member, one or more of its Affiliates or any employee thereof to the Beethoven Topcos and their Subsidiaries, including the Beethoven Financing Subsidiaries pursuant to (i) the Warner Services Agreement, (ii) the Bain Services Agreement, or (iii) any agreements approved by the Members pursuant to Section 3.02(b) of the Beethoven Topco LLC Agreements; [***].
Section 12.05Hedging. [***].
Article XIII

REPRESENTATIONS AND WARRANTIES
Section 13.01Representations by Beethoven 1. Beethoven 1 represents and warrants to the Members, the BCSS Funds and Warner Parent as follows:
(a)Beethoven 1 is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Beethoven 1 has the power and authority necessary to execute and deliver this Agreement and the Beethoven 1 LLC Agreement and to perform its obligations under such agreements in accordance with their terms. The execution, delivery and performance of this Agreement and the Beethoven 1 LLC Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary action on the part of Beethoven 1, and no other proceedings or actions on the part of Beethoven 1 are necessary to authorize the execution, delivery and performance of this Agreement and the Beethoven 1 LLC Agreement or to consummate the transactions contemplated thereby. This Agreement and the Beethoven 1 LLC Agreement are duly and validly executed and delivered by Beethoven 1 and assuming the due authorization, execution and delivery by the BCSS Member, the Warner Member, the BCSS Funds and the Warner Parent and each other party hereto, enforceable against Beethoven 1 in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.
(b)As of the Effective Date, Beethoven 1 has no operations and no assets, and does not engage in, and has never engaged in, any business activities, in each case, other than (i) with respect to Beethoven Holdings 1, its ownership of 100% of the equity interests of Beethoven Holdings 1, and (ii) activities in connection with this Agreement and the Beethoven 1 LLC Agreement. Without limiting the generality of the foregoing, Beethoven 1 (A) has no, and has never had any, employees and (B) does not own or lease, and has never owned or leased, any real property or personal property. Beethoven 1 does not have any liabilities other than in connection with its incorporation, organization, good standing and capitalization, and liabilities for taxes not yet due and payable.
Section 13.02Representations by the BCSS Member. The BCSS Member represents and warrants to the Members, Beethoven 1 and Warner Parent as follows:
(a)The BCSS Member is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. The BCSS Member has the power and authority necessary to execute and deliver this Agreement and the Beethoven Topco LLC Agreements and to perform its obligations under such agreements in accordance with their terms.
(b)The execution, delivery and performance of this Agreement and the Beethoven Topco LLC Agreements and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary action on the part of the BCSS Member, and no other proceedings or actions on the part of the BCSS Member are necessary to authorize the execution, delivery and performance of this Agreement and the Beethoven Topco LLC Agreements or to consummate the transactions contemplated thereby.
(c)This Agreement and the Beethoven Topco LLC Agreements are duly and validly executed and delivered by the BCSS Member and assuming the due authorization, execution and delivery by Beethoven 1, the Warner Member, the BCSS Funds and the Warner Parent and each other party hereto, enforceable against the BCSS Member in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.
Section 13.03Representations by the Warner Member. The Warner Member represents and warrants to the Members, Beethoven 1 and the BCSS Funds as follows:
(a)The Warner Member is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Warner Member has the power and authority necessary to execute and deliver this Agreement and the Beethoven Topco LLC Agreements and to perform its obligations under such agreements in accordance with their terms.
(b)The execution, delivery and performance of this Agreement and the Beethoven Topco LLC Agreements and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary action on the part of the Warner Member, and no other proceedings or actions on the part of the Warner Member are necessary to authorize the execution, delivery and performance of this Agreement and the Beethoven Topco LLC Agreements or to consummate the transactions contemplated thereby.
(c)This Agreement and the Beethoven Topco LLC Agreements are duly and validly executed and delivered by the Warner Member and assuming the due authorization, execution and delivery by Beethoven 1, the BCSS Member, the BCSS Funds and the Warner Parent and each other party hereto, enforceable against the Warner Member in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.
Section 13.04Representations by the BCSS Funds. The BCSS Funds represent and warrant to the Members, Beethoven 1 and Warner Parent as follows:

(a)Each BCSS Fund is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The BCSS Funds each have the power and authority necessary to execute and deliver this Agreement and to perform their respective obligations under this Agreement. The BCSS GP is the general partner of the BCSS Member.
(b)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by all necessary action on the part of the BCSS Funds, and no other proceedings or actions on the part of the BCSS Funds are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and do not contravene any provision of the BCSS Funds’ certificate of formation or similar organizational documents, or any applicable Legal Requirements, rule, regulation, decree, order, judgment or contractual restriction binding on the BCSS Funds or their assets.
(c)This Agreement is duly and validly executed and delivered by the BCSS Funds and assuming the due authorization, execution and delivery by Beethoven 1, the BCSS Member, the Warner Parent and the Warner Member and each other party hereto, enforceable against the BCSS Funds in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally. All material consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Agreement by the BCSS Funds have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Agreement.
(d)The BCSS Funds, collectively, have funds or available uncalled capital commitments in excess of the BCSS Member’s Initial Commitment.
Section 13.05Representations by the Warner Parent. The Warner Parent represents and warrants to the Members, Beethoven 1 and the BCSS Funds as follows:
(a)The Warner Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Warner Parent has the power and authority necessary to execute and deliver this Agreement and to perform its obligations under this Agreement.
(b)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by all necessary action on the part of the Warner Parent, and no other proceedings or actions on the part of the Warner Parent are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and do not contravene any provision of the Warner Parent’s certificate of incorporation, bylaws or similar organizational documents, or any applicable Legal Requirements, rule, regulation, decree, order, judgment or contractual restriction binding on the Warner Parent or its assets.
(c)This Agreement is duly and validly executed and delivered by the Warner Parent and assuming the due authorization, execution and delivery by Beethoven 1, the BCSS Member, the BCSS Funds and the Warner Member and each other party hereto, enforceable against the Warner Parent in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally. All material consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Agreement by the Warner Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any

Governmental Body is required in connection with the execution, delivery or performance of this Agreement.
(d)The Warner Parent has funds in excess of the Warner Member’s Initial Commitment.
Section 13.06Representations by the Beethoven Entities. Each Beethoven Entity and its Subsidiaries that sign a Joinder Agreement and become a party hereto hereby make, by virtue of the execution and delivery of such Joinder Agreement, the representations and warranties set forth in Section 13.01 mutatis mutandis to the Members and the other parties hereto.
Article XIV

GENERAL PROVISIONS
Section 14.01Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement, and any matter or dispute that may be based upon, arise out of or relate to this Agreement (whether in contract, tort or statute), or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the internal laws of the State of Delaware without giving effect to its choice of law provisions that would result in the application of the laws, rules or provisions of another jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of this Agreement shall be brought only in the Delaware Court of Chancery first, and then if the Court of Chancery does not have subject matter jurisdiction in the State or Federal courts located in Wilmington, Delaware. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, if to any Member, to the respective address for such Person listed in the Beethoven Entities’ books and records for the delivery of notices to Members. Each party hereby waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any agreement entered into in connection with this Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 14.01.
Section 14.02Counterparts. This Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.
Section 14.03Construction; Headings. Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the Members entering into this Agreement. Where used herein, the term “Federal” shall refer to the U.S. Federal government. As used herein, (a) “or” shall mean “and/or”; (b) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; (c) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and the terms “Schedule” or “Annex” refer to the Schedules and Annexes attached hereto, each of which is made a part hereof for all purposes; and (d) ”including” or “include” shall mean “including, without limitation”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. To the extent that any ambiguity or inconsistency arises with respect to any provision(s) of this Agreement, the Board shall resolve such ambiguity or inconsistency in good faith and such resolution shall be binding upon the Members.
Section 14.04Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.
Section 14.05Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns and transferees, if any; provided, that no Transfer of any Interests or Initial Commitments by any Member shall be made except in accordance with the provisions of Article VIII and the other applicable terms of this Agreement, and no assignment of any rights or obligations hereunder shall be made except in connection with a Transfer of Interests that is permitted pursuant to the terms hereof.
Section 14.06Entire Agreement. This Agreement, each of the Beethoven Limited Liability Company Agreements, the Commercial Agreements, the Commercial Agreement Side Letters, the Warner Services Agreement and the Bain Services Agreement and all Schedules and Exhibits of each of the foregoing constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes any agreement or understanding entered into as of a date prior to the Effective Date among or between them with respect to such subject matter; provided, that in any conflict between the provisions of this Agreement and the Beethoven Limited Liability Company Agreements, including the Beethoven 1 LLC Agreement, the terms of this Agreement shall control.
Section 14.07No Third-Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that, except as otherwise expressly provided for in this Agreement, no other Person shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.
Section 14.08Remedies and Waivers. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

Section 14.09Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, and shall not be required to post a bond or other collateral in connection therewith.
Section 14.10Public Announcements. No Member will (and the Members will instruct their Affiliates not to) issue any public announcements or disseminate any advertising or marketing material concerning the existence or terms of this Agreement or the Beethoven Limited Liability Company Agreements, the limited liability company agreements of the Subsidiaries of the Beethoven Entities and the transactions contemplated hereby or thereby without the prior written approval of the BCSS Member and the Warner Member, except to the extent such announcement is required by Legal Requirement or the rules or regulations of any applicable stock exchange; provided, that the BCSS Member and its Affiliates may provide general information regarding this Agreement, the Beethoven Limited Liability Company Agreements and the transactions contemplated hereby and thereby to their respective existing or prospective limited partners, investors and financing sources in connection with their and their Affiliates’ typical fundraising or reporting activities, in each case, subject to customary confidentiality arrangements with such Persons regarding such information. If a public announcement is required by Legal Requirement or the rules or regulations of any applicable stock exchange, the Member or Affiliate thereof required to make the announcement will use its reasonable best efforts to consult with the other Members before making the public announcement to the extent not prohibited by Legal Requirement. Notwithstanding the foregoing, (i) to the extent the content of any public announcement has been previously approved by the Warner Member and the BCSS Member or, following consultation with the other Members, a Member or its Affiliate has disclosed information regarding this Agreement, the Beethoven Limited Liability Company Agreements, the limited liability company agreements of the Subsidiaries of the Beethoven Entities or the transactions contemplated hereby or thereby as required by Legal Requirement or the rules or regulations of any applicable stock exchange, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (ii) each Member and its Affiliates may, without complying with the foregoing obligations, make any public announcement regarding this Agreement, the Beethoven Limited Liability Company Agreements, the limited liability company agreements of the Subsidiaries of the Beethoven Entities and the transactions contemplated hereby or thereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the Warner Member and the BCSS Member, and otherwise in compliance with this Section 14.10, and provided that such public statements do not reveal material nonpublic information regarding this Agreement, the Beethoven Limited Liability Company Agreements, the limited liability company agreements of the Subsidiaries of the Beethoven Entities or the transactions contemplated hereby or thereby. To the extent any advertising or marketing material permitted under this Section 14.10 expressly refers to any Member or their Affiliates, such Member shall, in its sole discretion, have the right to revise such reference in such announcement or advertising or marketing material prior to granting such written approval.
Section 14.11Aggregation of Rights. All Class A Units across all of the Beethoven Topcos held by a Member and its Permitted Transferees shall be aggregated together for purposes of determining the availability of any rights under this Agreement and all Class A Units in a particular Beethoven Topco held by a Member and its Permitted Transferees shall be aggregated together for purposes of determining the availability of any rights under the applicable Beethoven Topco LLC Agreement. For the avoidance of doubt and without duplication of any rights, the rights of a Member generally hereunder may be exercised in whole or in part by the Permitted Transferees to which such Member has Transferred Interests in a Permitted Transfer; provided, that any rights and obligations under this Agreement that are personal to the Warner Member or the BCSS Member may not be assigned to, or be exercised by, any other Person, except that the Warner Member or the BCSS Member may assign such rights and obligations to a Permitted Transferee to whom all of its Interests have been Transferred.
Section 14.12Non-Recourse Parties. Each Member acknowledges and agrees that this Agreement may only be enforced against, and any claim or suit based upon, arising out of or related to this Agreement, or the negotiation, execution of performance of this Agreement, may only be brought against the Members, and then only with respect to the specific obligations set forth herein with respect to the applicable Member. Notwithstanding any provision in this Agreement to the contrary, each Member agrees on its own behalf that no Non-Recourse Party of a Member shall have any liability (whether in contract, tort or otherwise, or based upon any theory that seeks to impose liability of any entity party against its owners or Affiliates) arising under, in connection with or relating to this Agreement or the preparation, negotiation or execution hereof, and each Member irrevocably and unconditionally waives, releases and agrees (on behalf of itself, its Subsidiaries and its Affiliates) not to assert all such liabilities and claims against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by Legal Requirements, other than pursuant to and to the extent provided in this Agreement, (a) each Member hereby irrevocably and unconditionally waives and releases any and all rights, claims, demands or causes of action that may otherwise be available in equity or at law, or granted by statute, to avoid or disregard the entity form of a Member or otherwise impose liability of a Member on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (b) each Member irrevocably and unconditionally disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement. The Non-Recourse Parties are expressly intended as third-party beneficiaries of this Section 14.12.
Section 14.13Equity Commitment and Guarantees.
(a)[***].

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BCSS MEMBER:
BCSS W JV INVESTMENTS (B), L.P.
By: BCSS W GP, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager
By: /s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory
BCSS GUARANTORS:
BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P.
By: Bain Capital Special Situations Asia II General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory
BAIN CAPITAL SPECIAL SITUATIONS EUROPE II SCSP
By: Bain Capital Special Situations Europe II General Partner S.à r.l., its General Partner
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC) L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory
BAIN CAPITAL GSS 2022 (A), L.P.
By: Bain Capital GSS 2022 General Partner, LLC, its General Partner
By: Bain Capital Credit Member III, LLC, its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory
BAIN CAPITAL GSS 2022 (B), SCSP
By: Bain Capital GSS 2022 General Partner, SARL, its Managing General Partner
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Manager A
By: /s/ Matthieu Huffling
Name: Matthieu Huffling
Title: Manager B

POINT LONSDALE FUND, L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory
BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (N), L.P.
By: Bain Capital Special Situations Managed Account General Partner (N), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (CLP), L.P.
By: Bain Capital Special Situations Managed Account General Partner (CLP), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory
BAIN CAPITAL CREDIT MANAGED ACCOUNT (BC), L.P.
By: Bain Capital Credit Managed Account (BC) General Partner, LLC, its General Partner
By: Bain Capital Credit Member LLC, its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory
BCSS GP:
BCSS W GP, LLC
By: Bain Capital Credit Member, LLC, its Manager
By: /s/ Andrew S Viens
Name: Andrew S. Viens
Title: Authorized Signatory

WARNER:
WMG BC HOLDCO LLC
By: /s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary
Solely for purposes of Section 13.05 and 14.13(b), WMG ACQUISITION CORP.
By: /s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel & Assistant Secretary

BEETHOVEN ENTITIES:
BEETHOVEN JV 1, LLC
By: /s/ Angelo Rufino
Name: Angelo Rufino
Title: President and Treasurer

BEETHOVEN HOLDINGS 1, LLC
By: /s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary

BEETHOVEN FINANCING 1, LLC
By: /s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary